EXHIBIT 1

IIJ Announces Full Year and Fourth Quarter Financial Results for Fiscal Year Ended March 31, 2009

TOKYO, May 15, 2009 (GLOBE NEWSWIRE) -- Internet Initiative Japan Inc. ("IIJ") (Nasdaq:IIJI) (TSE:3774) today announced its full year and 4th quarter consolidated financial results for fiscal year ended March 31, 2009 ("FY2008").(1)

              Highlights of Full FY2008 Financial Results

 -- Revenue was JPY69,731 million ($703 million), up 4.3% YoY lead by the steady increase in recurring revenues which were up 14.3%
    YoY. One-time revenues from systems construction were down 18.7%
    YoY heavily affected by the decrease in IT related investments in
    Japan.

 -- Operating income was JPY2,917 million ($29 million), down 38.7%
    YoY affected by the decrease in gross margin from systems
    integration and operating loss of JPY1.3 billion related to 4 new subsidiaries.

 -- Net income was JPY1,419 million ($14 million), down 72.6% largely affected by deferred tax expense of JPY637 million whereas we had deferred tax benefit of JPY1,653 million in FY2007.

              Highlights of Fourth Quarter FY2008 Results

 -- Revenue was JPY18,942 million ($191 million), up 2.5% from 4Q07, up 8.0% from 3Q08.

 -- Operating income was JPY1,073 million ($11 million), down 40.6%
    from 4Q07. Operating loss related to 4 new subsidiaries was
    JPY449 million, the largest in the previous 4 quarters.

 -- Net income was JPY1,065 million ($11 million), down 2.2% from
    4Q07. We recorded deferred tax benefit of JPY335 million in 4Q08 compared to deferred tax expense of JPY137 million in 4Q07.

                     Financial Targets for FY2009

 -- IIJ targets revenues of JPY73.0 billion, operating income of
    JPY3.3 billion, income before income tax expense (benefit)(2) of
    JPY2.7 billion and net income of JPY1.7 billion for FY2009.

 -- IIJ targets cash dividend of JPY2,000 per share of common stock for FY2009.

Overview of Full FY2008 Financial Results and Business Outlook

"Affected by the weakening Japanese economy, we had a very tough year and our one time revenue from systems construction were heavily affected by the lack of IT related investments," said Koichi Suzuki, President and CEO of IIJ. "However, amid the tough economic situation, our recurring revenues which accounted for 77.5% of our total revenues for FY2008 continued its steady growth," continued Suzuki.

"Our strategy is to continuously focus on introducing new services and new features that add value and strengthens our connectivity and outsourcing service line ups, especially for corporate customers whom are keen for security, reliability and quality. This strategy allows us to achieve steady growth in our recurring services and as a result strengthens the basis of our business even in this tough economic situation. In FY2008, we introduced many features for IIJ Mobile Service, such as Mobile SMF, IIJ Mobile Secure Link, IIJ Direct Access and static IP address. For outsourcing services, IIJ Secure Web Gateway Service, Contents Delivery Service for gigabit-class distribution and new features for Secure MX Service such as DKIM Sender Authentication, GDX Mail Option and others were released."

"Internet connectivity, especially contracts of over 1Gbps are increasing as content business operators and ISPs are adding bandwidth to their networks. Mobile data communication services for both corporate and home use are performing well reaching its break even point and nearly 23,000 contracts. Outsourcing services are continuously increasing supported by steady demand for security and email related services and data center. Systems operation and maintenance are also increasing as they accumulate followed by the completion of systems construction projects. However, systems construction revenues were down 18.7% YoY. Although there were steady orders from governmental sectors and also for network related small projects such as server replacements, demands for large system construction and application projects were heavily hit."

"As for cost, in the beginning of FY2008, we had anticipated the same level of growth as FY2007 and had increased our costs such as personnel and outsourcing related. Along with the sudden downturn of the economy, however, we shifted towards tightened cost control, especially from the latter half of the year to respond to the challenging economic conditions. Headcounts for outsourcing personnel have declined and other costs and expenses were reduced. As a result, our gross margin improved quarter by quarter this fiscal year. Yet the decrease in gross margin YoY from systems integration due to the decrease in revenues and operating loss related to 4 new subsidiaries of JPY1.3 billion lead to the decrease in operating income YoY."

"For FY2009, we target increase in both revenue and operating income. While our recurring revenues are expected to show steady growth, we will continue to aggressively manage our costs and expenses in order to improve profitability even in a weak economic condition. Operating loss related to 4 new consolidated subsidiaries is also expected to decrease compared to FY2008 to around JPY1 billion. However, in the first half of the year, especially the first quarter, we estimate that our profit will be weak because the operating loss related to 4 new subsidiaries is expected to be larger in 1Q09 while revenues tend to be the weakest in the first quarter."

Full FY2008 Financial Results

From FY2008, we have disclosed revenues and costs related to ATM Operation Business. Due to this change, revenues and costs are now disclosed in two segments, the "Network services and Systems Integration Business" and "ATM Operation Business". However, because most of our revenues are dominated by Network services and Systems Integration Business, we have omitted segment analysis.

                       Operating Results Summary
 --------------------------------------------------------------------
                                        FY2008    FY2007       YoY %
                                                              change
 --------------------------------------------------------------------
                                         JPY       JPY
                                       millions  millions
 Total Revenues                          69,731    66,835       4.3%
 --------------------------------------------------------------------
 Total Costs                             56,146    52,883       6.2%
 --------------------------------------------------------------------
 SG&A Expenses and R&D                   10,668     9,193      16.0%
 --------------------------------------------------------------------
 Operating Income                         2,917     4,759     (38.7%)
 --------------------------------------------------------------------
 Income before Income Tax Expense         2,034     4,362     (53.4%)
 --------------------------------------------------------------------
 Net Income                               1,419     5,177     (72.6%)
 --------------------------------------------------------------------

                       Segment Reporting Summary
 --------------------------------------------------------------------
                                                            FY2008
 --------------------------------------------------------------------
                                                         JPY millions
 --------------------------------------------------------------------
 Operating Revenues                                          69,731
 --------------------------------------------------------------------
   Network services and Systems Integration Business         69,961
 --------------------------------------------------------------------
   ATM Operation Business                                        23
 --------------------------------------------------------------------
   Inter-Segment                                                253
 --------------------------------------------------------------------
 Operating Income (losses)                                    2,917
 --------------------------------------------------------------------
   Network services and Systems Integration Business          3,663
 --------------------------------------------------------------------
   ATM Operation Business                                      (705)
 --------------------------------------------------------------------
   Inter-Segment                                                 41
 --------------------------------------------------------------------

Results of Operation

Revenues

Revenues totaled JPY69,731 million, an increase of 4.3% YoY.

                               Revenues
 --------------------------------------------------------------------
                                        FY2008    FY2007       YoY %
                                                              change
 --------------------------------------------------------------------
                                         JPY       JPY
                                       millions  millions
 Total Revenues:                         69,731    66,835       4.3%
 --------------------------------------------------------------------
   Connectivity and Outsourcing
    Services                             35,076    31,303      12.1%
 --------------------------------------------------------------------
   SI                                    33,647    34,018      (1.1%)
 --------------------------------------------------------------------
   Equipment Sales                          985     1,514     (35.0%)
 --------------------------------------------------------------------
   ATM Operation Business                    23        --        --
 --------------------------------------------------------------------

Connectivity and Outsourcing Services revenue were JPY35,076 million, up 12.1% YoY followed by the steady increase in outsourcing service and the use of internet connectivity services.

SI revenues were JPY33,647 million, down 1.1% YoY because of weak systems construction revenues as a result of the downturn in the economic situation while systems operation and maintenance increased as they accumulate as recurring revenues.

Equipment sales revenues were JPY985 million, down 35.0% YoY.

ATM Operation Business revenues were JPY23 million. The ATM Operation Business is conducted by our consolidated subsidiary, Trust Networks which operates ATMs and its network systems to provide ATMs service. It receives commission for each bank withdrawal transaction when customers use their ATMs. During FY2008, Trust Networks completed its field test of ATMs operations. As of March 31, 2008, Trust Networks operates 10 ATMs and aims to increase the number of ATMs from FY2009 and up to around 8,000 ATMs in 4 to 5 years.

Cost and expense

Cost of revenues was JPY56,146 million, an increase of 6.2% YoY.

                           Cost of Revenues
 --------------------------------------------------------------------
                                        FY2008    FY2007       YoY %
                                                              change
 --------------------------------------------------------------------
                                         JPY       JPY
                                       millions  millions
 Cost of Revenues:                       56,146    52,883       6.2%
 --------------------------------------------------------------------
   Connectivity and Outsourcing
    Services                             29,318    26,040      12.6%
 --------------------------------------------------------------------
   SI                                    25,543    25,543       0.0%
 --------------------------------------------------------------------
   Equipment Sales                          863     1,300     (33.6%)
 --------------------------------------------------------------------
   ATM Operation Business                   422        --        --
 --------------------------------------------------------------------

Cost of Connectivity and Outsourcing Services revenue was JPY29,318 million, up 12.6% YoY largely affected by the increase in network operation related costs including upgrade of large backbone routers and cost incurred by hi-ho of 12 months compared to 10 months in FY2007. There were also increases in circuit and personnel related costs and initial costs related to the newly established subsidiaries of JPY162 million. Gross margin ratio was 16.4% compared to 16.8% for FY2007.

Cost of SI revenues was JPY25,543 million, nearly the same as FY2007. While purchasing costs largely decreased along with the decrease in systems construction revenues, outsourcing and personnel related and network operation related costs increased. Gross margin ratio was 24.1% compared to 24.9% of FY2007.

Cost of Equipment Sales revenues was JPY863 million, down 33.6% YoY due to the decrease in equipment sales revenues. Gross margin ratio was 12.3%.

Cost of ATM Operation Business revenues was JPY422 million and gross margin was a loss of JPY399 million.

SG&A Expenses and R&D

Sales and marketing expenses were JPY4,631 million, up 7.0% YoY. The increase was largely due to the increase in personnel related expenses as well as expenses related to hi-ho of 12 months.

General and administrative expenses were JPY5,622 million, up 21.6% YoY. The increase was mainly due to the increase in expenses related to 4 new subsidiaries and personnel related expenses. There were also losses of JPY424 million in 4Q08 including disposal of property and equipment for our service and others.

Research and development expenses were JPY415 million, up 72.7% YoY.

Operating income

Operating income was JPY2,917 million, down 38.7% YoY as gross margin for systems construction decreased while there were operating loss for 4 new subsidiaries of JPY1,272 million.

Other income (expenses)

Other income (expenses) in FY2008 was net other expenses of JPY883 million compared to net other expenses of JPY398 million in FY2007. We recorded net impairment losses of JPY524 million on nonmarketable and available-for-sale equity securities and interest expense of JPY408 million.

Income before income tax expenses

Income before income tax expenses was JPY2,034 million, down 53.4% YoY due to the decrease in operating income and the increase in other expenses.

Others

Income tax expense was JPY1,003 million largely due to deferred tax expense of JPY637 million whereas there was deferred tax benefit of JPY1,653 million in FY2007 resulting from the release of the valuation allowance against deferred tax assets.

Minority interests in losses of subsidiaries were JPY352 million related to GDX and Trust Networks Inc. compared to minority interests in losses of subsidiaries of JPY97 million in FY2007.

Equity in net income of equity method investees was JPY35 million compared to equity in net loss of equity method investees of JPY143 million in FY2007.

Net income was JPY1,419 million, down 72.6% YoY.

Financial Condition

Balance Sheets

As of March 31, 2009, the balance of total assets was JPY52,301 million, which was a decrease of JPY3,401 million from the balance as of March 31, 2008.

For current assets, as compared to each of the respective balances as of March 31, 2008, accounts receivable decreased by JPY1,999 million; cash and cash equivalents decreased by JPY1,283 million; inventories decreased by JPY654 million. Property and equipment increased by JPY1,433 million from the balance as of March 31, 2008, mainly due to an increase in property for our internal use. Other investment decreased by JPY449 million from the balance as of March 31, 2008, mainly due to decrease in their fair value. As for current liabilities, short-term borrowings decreased by JPY1,800 million due to repayment; and accounts payable decreased by JPY1,830 million, from each of the respective balances as of March 31, 2008.

As of March 31, 2009, we had net deferred tax asset (current) of JPY762 million and net deferred tax asset (non-current) of JPY2,253 million, respectively.

The balance of other investments as of March 31, 2009 was JPY1,915 million, which decreased by JPY449 million from the balance as of March 31, 2008. The breakdown of other investments were JPY674 million in available-for-sale securities, JPY863 million in nonmarketable equity securities and JPY378 million in other.

As of March 31, 2009, the balance of non-amortized intangible assets (excluding telephone rights) such as goodwill was JPY5,535 million, an increase of JPY19 million compared to March 31, 2008, and the balance of amortized intangible was JPY297 million, a decrease of JPY82 million. The breakdown of non-amortized intangible assets were JPY2,703 million in customer relationships, JPY2,639 million in goodwill and JPY192 million in trademark. The breakdown of amortized intangible assets were JPY171 million in customer relationships and JPY126 million in licenses.

Total shareholders' equity as of March 31, 2009 was JPY25,169 million, an increase of JPY188 million from the balance as of March 31, 2008. Shareholder's equity ratio (shareholder's equity/total assets) as of March 31, 2009 was 48.1%, up by 3.3% compared to March 31, 2008.

Cash Flows

Cash and cash equivalents as of the end of FY2008 were JPY10,188 million, a decrease by JPY1,283 million compared to the balance as of the end of FY2007.

Net cash provided by operating activities in FY2008 was JPY8,631 million, compared to net cash provided by operating activities of JPY4,537 million in FY2007. Though operating income in FY2008 (JPY2,917 million) decreased from that of FY2007 (JPY4,759 million), changes in net cash provided by operating activities in FY2008 were also due to changes in operating assets and liabilities during FY2008, mainly resulting from the decrease in accounts receivable of JPY1,947 million, decrease in inventories and prepaid expenses of JPY467 million, decrease in accounts payable related to systems integration projects of JPY2,005 million and payment of income tax of JPY774 million.

Net cash used in investing activities in FY2008 was JPY3,328 million, compared to net cash used in investing activities of JPY5,444 million in FY2007, mainly due to payment of JPY2,991 million for the purchase of property (payment of JPY1,856 million in FY2007), JPY188 million for the purchase of available-for-sale securities (payment of JPY610 million in FY2007) and JPY175 million for the purchase of short-term and other investments (payment of JPY232 million in FY2007).

Net cash used in financing activities in FY2008 was JPY6,573 million, compared to net cash used in financing activities of JPY1,152 million in FY2008, mainly due to repayments of short-term borrowings of JPY1,800 million (net) (increase in short-term borrowings of JPY2,810 million in FY2007), principal payments under capital leases of JPY3,954 million (principal payments under capital leases of JPY3,507 million in FY2007), payments for dividends of JPY413 million and payments of JPY407 million for acquisition of treasury stock.

FY2008 Business Overview

Analysis by Service

Connectivity and Outsourcing Services

Connectivity services revenues for corporate use was JPY13,142 million, up 8.2% YoY. IP service increased by 2.8% YoY and broadband services increased by 8.7% YoY as a result of steady demands for network expansion and the shift to higher bandwidths. Contracts of over 1Gbps increased to 94 compared to 70 contracts at the end of March 2008, especially among contents business operators and ISPs. IIJ Mobile service has reached its break even point contributing to revenue growth.

Connectivity services revenues for home use was JPY6,538 million, up 20.4% with the full contribution from hi-ho of JPY4,971 million (12 months) compared to JPY3,766 million (10 months). We are still seeing shifts from dial-up and ADSL services to optical line services which charge higher monthly fees. The mobile data communication service for home use which was introduced in Dec. 2008 is also doing well and is expected to contribute to revenue in the coming months.

Outsourcing services revenues was JPY15,396 million, up 12.2% YoY as revenues from email related, security-related and data center-related increased respectively.

             Number of Contracts for Connectivity Services
 --------------------------------------------------------------------
                                    March 31,   March 31,     YoY
                                      2008        2007       Change
 --------------------------------------------------------------------
 Connectivity Services
  (Corporate Use)                      48,802      27,955      20,847
 --------------------------------------------------------------------
   IP Service (-99Mbps)                   938         855          83
 --------------------------------------------------------------------
   IP Service (100Mbps-999Mbps)           225         201          24
 --------------------------------------------------------------------
   IP Service (1Gbps-)                     94          70          24
 --------------------------------------------------------------------
   IIJ Data Center Connectivity
    Service                               298         288          10
 --------------------------------------------------------------------
   IIJ FiberAccess/F and IIJ DSL/F     26,023      23,539       2,484
 --------------------------------------------------------------------
   Others(3)                           21,224       3,002      18,222
 --------------------------------------------------------------------
 Connectivity Services (Home Use)     443,412     473,266     (29,854)
 --------------------------------------------------------------------
   Under IIJ Brand                     46,901      51,051      (4,150)
 --------------------------------------------------------------------
   hi-ho                              179,786     189,700      (9,914)
 --------------------------------------------------------------------
   OEM                                216,725     232,515     (15,790)
 --------------------------------------------------------------------
 Total Contracted Bandwidth        530.5 Gbps  392.4 Gbps  138.1 Gbps
 --------------------------------------------------------------------

   Connectivity and Outsourcing Services Revenues Breakdown and Cost
 --------------------------------------------------------------------
                                      FY2008      FY2007       YoY %
                                                              change
 --------------------------------------------------------------------
                                      JPY         JPY
                                    millions    millions
 Connectivity Service
  (Corporate Use)                      13,142      12,149       8.2%
 --------------------------------------------------------------------
   IP Service(4)                        9,275       9,022       2.8%
 --------------------------------------------------------------------
   IIJ FiberAccess/F and IIJ DSL/F      2,894       2,664       8.7%
 --------------------------------------------------------------------
   Others(5)                              973         463     110.4%
 --------------------------------------------------------------------
 Connectivity Service (Home Use)        6,538       5,430      20.4%
 --------------------------------------------------------------------
   Under IIJ Brand                      1,009       1,099      (8.2%)
 --------------------------------------------------------------------
   hi-ho                                4,971       3,766      32.0%
 --------------------------------------------------------------------
   OEM                                    558         565      (1.4%)
 --------------------------------------------------------------------
 Outsourcing Services                  15,396      13,724      12.2%
 --------------------------------------------------------------------
 Total Connectivity and
  Outsourcing Services                 35,076      31,303      12.1%
 --------------------------------------------------------------------
 Cost of Connectivity and
  Outsourcing Services                 29,318      26,040      12.6%
 --------------------------------------------------------------------
 Backbone Cost (included in the
  cost of Connectivity and
  Outsourcing Service)                  3,692       3,470       6.4%
 --------------------------------------------------------------------
 Connectivity and Outsourcing
  Services Gross Margin Ratio            16.4%       16.8%       --
 --------------------------------------------------------------------

SI

One-time revenues from systems construction was JPY14,658 million, down 18.7% YoY while recurring revenues from systems construction and maintenance increased by 18.7% YoY to JPY18,989 million. Systems construction revenue was strongly affected by the weak Japanese economy, especially many large projects which were delayed or postponed. Also, in the third quarter of FY2007, there was the completion of a remarkable large-scale network and application development project, which as a result had an adverse effect on FY2008 revenue growth rate.

Order backlog for SI and equipment sales as of March 31, 2009 was JPY14,871 million, down 6.5% YoY and orders received for FY2008 was JPY33,594 million, down 20.0% YoY. The order backlog and orders received for systems construction including equipment sales was JPY2,863 million (down 39.9% YoY) and JPY13,744 million (down 33.9% YoY), respectively. The order backlog and orders received for systems operation and maintenance was JPY12,008 million (up 7.7% YoY) and JPY19,850 million (down 6.3% YoY), respectively.

                    SI Revenue Breakdown and Cost
 --------------------------------------------------------------------
                                      FY2008      FY2007       YoY %
                                                              change
 --------------------------------------------------------------------
                                       JPY         JPY
                                     millions    millions
 SI Revenues                           33,647      34,018      (1.1%)
 --------------------------------------------------------------------
   Systems Construction                14,658      18,025     (18.7%)
 --------------------------------------------------------------------
   Systems Operation and Maintenance   18,989      15,993      18.7%
 --------------------------------------------------------------------
 Cost of SI                            25,543      25,543       0.0%
 --------------------------------------------------------------------
 SI Gross Margin Ratio                   24.1%       24.9%       --
 --------------------------------------------------------------------

               Order Backlog for SI and Equipment Sales
 --------------------------------------------------------------------
                                    March 31,   March 31,     YoY %
                                      2008        2007       Change
 --------------------------------------------------------------------
                                       JPY         JPY
                                     millions    millions
 SI and Equipment Sales Order
  Backlog                              14,871      15,909      (6.5%)
 --------------------------------------------------------------------

 Equipment Sales
 ---------------

                   Equipment Sales Revenue and Cost
 --------------------------------------------------------------------
                                      FY2008      FY2007       YoY %
                                                              change
 --------------------------------------------------------------------
                                       JPY         JPY
                                     millions    millions
 Equipment Sales Revenues                 985       1,514     (35.0%)
 --------------------------------------------------------------------
 Cost of Equipment Sales                  863       1,300     (33.6%)
 --------------------------------------------------------------------
 Equipment Sales Gross Margin Ratio      12.3%       14.2%       --
 --------------------------------------------------------------------

 ATM Operation Business
 ----------------------

                ATM Operation Business Revenue and Cost
 --------------------------------------------------------------------
                                      FY2008      FY2007       YoY %
                                                              change
 --------------------------------------------------------------------
                                       JPY         JPY
                                     millions    millions
 ATM Operation Business Revenues           23          --        --
 --------------------------------------------------------------------
 Cost of ATM Operation Business           422          --        --
 --------------------------------------------------------------------

 Segment Information

 Operating Revenues
 ------------------

 --------------------------------------------------------------------
                                                            FY2008
 --------------------------------------------------------------------
                                                         JPY millions
 --------------------------------------------------------------------
 Network services and Systems Integration Business           69,961
 --------------------------------------------------------------------
   External Customers                                        69,708
 --------------------------------------------------------------------
   Inter-Segment                                                253
 --------------------------------------------------------------------
 ATM Operation Business                                          23
 --------------------------------------------------------------------
   External Customers                                            23
 --------------------------------------------------------------------
   Inter-Segment                                                 --
 --------------------------------------------------------------------
 Elimination                                                    253
 --------------------------------------------------------------------
 Consolidated                                                69,731
 --------------------------------------------------------------------

 Operating Income (losses)
 -------------------------

 --------------------------------------------------------------------
                                                            FY2008
 --------------------------------------------------------------------
                                                         JPY millions
 --------------------------------------------------------------------
 Network services and Systems Integration Business            3,663
 --------------------------------------------------------------------
 ATM Operation Business                                        (705)
 --------------------------------------------------------------------
 Elimination                                                     41
 --------------------------------------------------------------------
 Consolidated                                                 2,917
 --------------------------------------------------------------------

FY2009 Financial Targets

Our targets for the fiscal year ending March 31, 2010 are as follows:

                                                     (JPY in millions)
 ---------------------------------------------------------------------
                                          Income before
                                            Income Tax     Net Income
                              Operating      Expense      attributable
               Revenues        Income       (Benefit)       to IIJ
 ---------------------------------------------------------------------
 1H FY2009      33,500            800            550            300
 ---------------------------------------------------------------------
 Full FY2009    73,000          3,300          2,700          1,700
 ---------------------------------------------------------------------

IIJ targets revenue of JPY73,000 million (up 4.7% YoY), operating income of JPY3,300 million (up 13.1% YoY), income before income tax expense (benefit) of JPY2,700 million (up 32.7% YoY) and net income attributable to IIJ of JPY1,700 million (up 19.8% YoY) for the full FY2009 financial targets.

We expect our connectivity and outsourcing service revenues, a recurring revenue, will continue to increase steadily along with its ordinary course of growth. As for the systems construction revenues, we expect a decrease of approximately JPY2 billion in revenues compared to the previous fiscal year affected by the weak economic conditions. Systems operation and maintenance revenue is expected to increase although with a lower growth rate compared to the previous fiscal year due to the decrease in systems construction revenues. Operating loss related to 4 new subsidiaries is expected to decrease compared to the previous fiscal year to approximately JPY1 billion. The operating loss related to 4 new subsidiaries is expected to have larger effect on our operating income in the first half of FY2009, and for this, we expect operating income for 1Q08 to decrease compared to 1Q08.

Basic Policy for the Distribution of Profits and Dividends for FY2008 and FY2009

IIJ, while giving full consideration to securing its funds to strengthen its financial position and to prepare for its operation and new business development, seeks to achieve stable and continuous dividends to shareholders.

IIJ plans to pay its dividend twice a year, at interim and fiscal year-end based on the Company’s article of incorporation. The dividends for interim and fiscal year-end are decided at the Company’s board of directors and the general meeting of stockholders, respectively.

As for the year-end dividend for FY2008, we plan to pay dividend of JPY1,000 per share of our common stock as originally announced on March 2008. We have already paid interim dividend of JPY1,000 per share of common stock for FY2008 interim period therefore the total dividend for FY2008 will be JPY2,000.

 For FY2009, IIJ targets to pay dividend of JPY2,000 per share of common stock in total (JPY1,000 per share of common stock for the interim period and JPY1,000 per share of common stock for the fiscal year-end).

Risk Factors

The results of operations and financial position of IIJ or the IIJ Group may be adversely and materially impacted by the following and other factors. The following major factors are quoted mainly from the annual report (Yuka-shoken-hokokusho), which IIJ filed with the regulatory organization in Japan on June 30, 2008.

-	Risk from effects on the IIJ Group’s business developments by a lack of improvement of Japan’s economy, or a change in economic conditions

-	Risk from the IIJ Group’s dependence on other companies for telecommunication circuits, hardware components like routers and facilities such as data centers.

-	Risk from the IIJ Group’s failure to maintain its quality of service and operate its services properly

-	Risk from the possibility of an interruption of services of the IIJ Group

-	Risk of the IIJ Group’s failure to keep and manage its private customer information, such as personal information

-	Risk due to the IIJ Group’s failure to keep up with technological developments or the necessity of vast financial resources

-	Risk from the effects on the IIJ Group’s results of operations and financial position by increased price competition

-
Risk associated from the fluctuation in network rerated costs, such as cost for backbone circuit, cost for leased hardware components, cost for network facilities such as network operation centers and personnel rerated cost.

-	Risk affected by the failure to manage and control outsourcing costs

-	Risk of less achievement in business developments than expected, due to the IIJ Group’s failure to differentiate itself from its competitors

-	Risk of the IIJ Group’s failure to attract and control its human resources properly

-	Risk associated with not being able to maintain or enhance the value or performance of IIJ Group companies, and develop new businesses operated by newly established subsidiaries.

-	Risk arising from Nippon Telegraph and Telephone Corporation (“NTT”), our largest shareholder

-	Risk of failing to achieve expected revenues and profits in the future

-
Risk from the IIJ Group’s results of operations and financial position being affected by seasonal fluctuations especially in SI and equipment sales (revenues and income tend to increase in the fourth quarter of each fiscal year)

-	Risk arising from SI business due to the failing to control projects, outsourcing cost or human resources to be needed.

-	Risk from the impact on the IIJ Group’s results of operations and financial position by fluctuations in the stock values of companies in which it has invested

-	Risk from the impact on the IIJ Group’s results of operations and financial position by recording impairment losses on its non-amortizable intangible assets

-	Risk from the impact on the IIJ Group’s results of operation by fluctuations in its net income affected by income tax effects

-	Risk associated with regulatory matters and new legislation related to the telecommunications

-	Risk associated with legal regulations regarding the Internet

-	Risk of the IIJ Group’s violation of intellectual property rights of other parties

-	Risk of being named as defendants in litigation

-	Risk of not being able to secure enough funds for the future or to finance in favorable conditions

IIJ plans to file both its annual report on Form 20-F with the United States Securities and Exchange Commission under the securities laws and regulations in the United States, and on “Yuka-shoken-hokokusho” with the regulatory public organization in Japan under the laws and regulations in Japan, on and after June 29, 2009. Please refer to these documents for the details of risks regarding IIJ Group's business.

Current Status of IIJ Group

(1) Overview of the IIJ Group

IIJ, which has ten consolidated subsidiaries and four equity method investees as of the end of the fiscal year  ended March 31, 2009, provides IP based reliable and highly value-added network services; Connectivity, Outsourcing, SI and equipment sales as a total network solution mainly to enterprises and governmental organizations that use networks for their businesses. Trust Networks provides ATM Operation Business.

Company name	Overview of business
IIJ	IIJ provides Internet connectivity services, outsourcing services, systems construction, systems operation and maintenance and equipment sales as classified in its consolidated financial statements.
Ten consolidated subsidiaries
IIJ Technology Inc. ("IIJ-Tech")
IIJ-Tech mainly provides systems design, consultation, development, construction, operation and maintenance, and supply of equipment and its operation and maintenance for the construction of systems. IIJ-Tech provides services classified into SI and equipment sales in IIJ's consolidated financial statements.

IIJ Financial Systems, Inc. ("IIJ-FS")	IIJ-FS mainly provides the development, operation and maintenance of systems for financial institutions. IIJ-FS provides services classified into SI in IIJ's consolidated financial statements.
On-Demand Solutions Inc. ("ODS")	Provides network system for print-on-demand services. ODS provides services classified into connectivity and outsourcing services in IIJ's consolidated financial statements.
Trust Networks Inc. (“Trust Networks”)	Operates and provides ATMs service. Trust Networks provides services classified into ATM Operation Business in IIJ's consolidated financial statements.
Net Care, Inc. ("Net Care")
Net Care mainly provides the monitoring and operation of networks and outsourced customer support and call centers. Net Care provides services classified connectivity and outsourcing services and SI in IIJ's consolidated financial statements.

Net Chart Japan Inc. (“NCJ”)
NCJ mainly provides network construction services, primarily for LANs, such as network installation wiring, installation and set-up of equipment, installation of applications, and operational support. NCJ provides services classified into SI in IIJ's consolidated financial statements.

hi-ho Inc. (“hi-ho”)
hi-ho mainly provides Internet services to personal users and Internet solutions to corporate users. hi-ho provides services classified into connectivity and outsourcing services in IIJ’s consolidated financial statements.

IIJ Innovation Institute Inc. ("IIJ-II")	An incubation business for the next generation internet. (R&D). IIJ-II provides services classified into connectivity and outsourcing services in IIJ's consolidated financial statements.
GDX Japan Inc. (“GDX”)	GDX mainly provides message exchange network services. GDX provides services classified into connectivity and outsourcing services in IIJ’s consolidated financial statements.
IIJ America Inc. ("IIJ America")
IIJ America mainly provides Internet connectivity services in the United States and constructs and operates an Internet backbone in the United States as the IIJ Group's presence in the United States. IIJ America provides services classified into connectivity and outsourcing services in IIJ's consolidated financial statements.

Four equity method investees
Internet Multifeed Co. ("Multifeed")	Multifeed was established as a joint venture with the NTT Group and mainly operates Internet exchange, distributes high-volume Internet content, and provides housing services.
Internet Revolution Inc. ("i-revo")	i-revo is a consolidated subsidiary of Konami Corporation and mainly operates Internet portals.
Taihei Computer Co., Ltd. (“TCC”)	TCC is a consolidated subsidiary of Hirata Corporation and develops, construct, sell and operate customer loyalty reward program systems.
i-Heart Inc. ("i-Heart")	i-Heart was established as a joint venture with Korean companies in South Korea and provides data center services in South Korea.

In addition to the above, NTT is IIJ’s other affiliated company (IIJ is NTT’s affiliated company).

(2) Business Diagram

The overview of the IIJ Group’s business at the end of the fiscal year ended March 31, 2009 is illustrated as follows:

Customers
ATM Operation Business
Network service and Systems Integration Business
(Connectivity and Outsourcing service, SI and Equipment sales)
IIJ
Consolidated Subsidiaries
Equity Method Investees
IIJ-Tech
Purchase, Outsourcing
Selling services, Outsourcing
IIJ-FS
Selling services
ODS
Selling services, Outsourcing
Trust Networks
Selling services
Net Care
Outsourcing, Purchase
Selling services, Outsourcing
NCJ
Outsourcing
Selling services
hi-ho
Purchase
Selling services, Outsourcing
IIJ-II
Selling services, Outsourcing
GDX
Purchase
Selling services, Outsourcing
IIJ America
Buying services, Outsourcing
Selling services,
Buying services
Multifeed
Selling services
i-revo
Selling services
TCC
Selling services
i-Heart
Advance
IIJ Group
Purchase of telecommunications circuits
Outsourcing
Equipment sales, purchase and lease
Telecommunication Carriers and Others
Outside Suppliers
Telecommunication Equipment Manufacturers, Vendors and leasing Companies

Management Policies

 (1) Basic Management Policies

IIJ aims to contribute in creating a new market and in innovating industries by leading the information technology industry of Japan with Internet technology. By practicing its management philosophy, it also continuously seeks to maximize its corporate value and to fulfill its social responsibility.

(2) Target Management Indicators

In conducting its business activities, the IIJ Group pays attention to the composition of total revenues, profitability, financial position, and other factors. The IIJ Group is making efforts to enhance its profitability by increasing revenues and controlling costs and general and administrative expenditures, while closely watching its revenue growth ratio, gross margin ratio, operating margin ratio and other figures.

(3) Issues that we face and Middle and Long-term Business Strategies

We believe that the Japanese economy will continue to face difficulties in the coming fiscal year.

In such market environment, the Group regards it important to develop reliable and competitive services in a timely manner and provide them promptly to its customers, to meet the needs of corporate users and governmental organizations for network systems and achieve its continuous growth by increasing its recurring revenues. It is important for the Group to propose and provide its Internet connectivity services, outsourcing services and SI comprehensively as tailor-made solutions to our customers and to increase revenues per customer and improve its profits continuously. In addition, it is indispensable to make efforts to strengthen its service development and sales structure. As for systems construction in SI, we will focus on improving profitability by adequately controlling personnel and outsourcing costs and the project itself with the assumption that systems construction revenue will no increase much. To acquire new systems integration projects, we believe it is indispensable to work as a group and to make proposals as a group to our customers. As for the new business development, although the new subsidiaries are still in its star up phase, we will make the best effort to establish those new businesses as planned and make them a positive factor to the consolidated revenues and profits in the coming years. We will manage the business start up with flexibility, by strongly promoting the ones that are projected to star up early and revising the plan, including costs for those that are expected to take longer in time.

We believe that the Japanese economy will continue to be weak for a while but in the mid-to long term, we believe demands for IT investments among Japanese companies will increase to differentiate their management, efficiency and stronger control over information by utilizing IT technology. As for the Group, we will focus on improving the basis for business, business structure and new services to be prepared when financial conditions recover and demands and expenditures for IT investments returns.

(4) Other Issues to be Addressed

IIJ provides Internet connectivity services for the amount of JPY819 thousand, to Applied Research Institute, Inc. which Koichi Suzuki, President and CEO of IIJ has 100% voting right. It is conducted under normal business relationship.

Presentation

Presentation Materials will be posted on our web site (http://www.iij.ad.jp/en/IR/) on May 15, 2009.

About Internet Initiative Japan Inc.

Founded in 1992, IIJ is one of Japan's leading Internet-access and comprehensive network solutions providers. IIJ and its group of companies provide total network solutions that mainly cater to high-end corporate customers. IIJ's services include high-quality systems integration and security services, Internet access, hosting/housing, and content design. Moreover, IIJ has built one of the largest Internet backbone networks in Japan, and between Japan and the United States. IIJ was listed on the U.S. NASDAQ Stock Market in 1999 and on the First Section of the Tokyo Stock Exchange in 2006.

The Internet Initiative Japan Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4613

Statements made in this press release regarding IIJ's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements that are based on IIJ's and managements' current expectations, assumptions, estimates and projections about its business and the industry. These forward-looking statements, such as statements regarding FY2008 revenues and operating and net profitability, are subject to various risks, uncertainties and other factors that could cause IIJ's actual results to differ materially from those contained in any forward-looking statement. These risks, uncertainties and other factors include: IIJ's ability to maintain and increase revenues from higher-margin services such as systems integration and outsourcing services; the possibility that revenues from connectivity services may decline substantially as a result of competition and other factors; the ability to compete in a rapidly evolving and competitive marketplace; the impact on IIJ's profits of fluctuations in costs such as backbone costs and subcontractor costs; the impact on IIJ's profits of fluctuations in the price of available-for-sale securities; the impact of technological changes in its industry; IIJ's ability to raise additional capital to cover its indebtedness; the possibility that NTT, IIJ's largest shareholder, may decide to exercise substantial influence over IIJ; and other risks referred to from time to time in IIJ's filings on Form 20-F of its annual report and other filings with the United States Securities and Exchange Commission.

 (1) Unless otherwise stated, all financial figures discussed in this announcement are prepared in accordance with U.S. GAAP. All financial figures are unaudited and consolidated. The
     translation of Japanese yen into U.S. dollars is solely for the convenience of readers outside of Japan. The rate used for the translation was JPY99.15 per US$1.00, which was the noon buying rate on March 31, 2009.

 (2) In this document, income before income tax expense represents income from operations before income tax expense (benefit), minority interests and equity in net loss of equity method investees in our consolidated financial statements.

 (3) The number of contracts for IIJ Mobile Service is included in
     "Others" of "Number of Contracts for Connectivity Services".

 (4) IP Service revenues include revenues from the Data Center
     Connectivity Service.

 (5) The revenue for IIJ Mobile Service is included in "Others" of
     "Connectivity and Outsourcing Services Revenues Breakdown and
     Cost".

                     Internet Initiative Japan Inc.
                Consolidated Balance Sheets (Unaudited)
               (As of March 31, 2008 and March 31, 2009)

                          As of                      As of
                      March 31, 2008            March 31, 2009
                   ---------------------------------------------------
                   Thousands          Thousands   Thousands
                      of                  of         of
                      JPY       %    U.S. Dollars    JPY         %
                   ---------------------------------------------------
 ASSETS

 CURRENT ASSETS:

   Cash and cash
    equivalents    11,470,980            102,751    10,187,724

   Short-term
    investments        12,181                 --            --

   Accounts
    receivable,
    net of
    allowance for
    doubtful
    accounts of
    JPY 24,677
    thousand and
    JPY 22,072
    thousand at
    March 31, 2008
    and March 31,
    2009,
    respectively   12,255,163            103,445    10,256,527

   Inventories      1,184,160              5,343       529,756

   Prepaid
    expenses        2,005,274             17,871     1,771,955

   Other current
    assets, net of
    allowance for
    doubtful
    accounts of
    JPY 7,470
    thousand and
    JPY 11,720
    thousand at
    March 31, 2008
    and March 31,
    2009,
    respectively    1,557,869             16,246     1,610,807

                  -----------        -------------------------
     Total
      current
      assets       28,485,627    51.1    245,656    24,356,769    46.6
                  -----------        -------------------------
 INVESTMENTS IN
  AND ADVANCES TO
  EQUITY METHOD
  INVESTEES, net of
  loan loss
  valuation
  allowance of
  JPY 16,701
  thousand at
  March 31, 2008
  and March 31,
  2009,
  respectively        991,237     1.8      9,906       982,171     1.9

 OTHER INVESTMENTS  2,363,770     4.2     19,310     1,914,594     3.7

 PROPERTY AND
  EQUIPMENT, net of
  accumulated
  depreciation and
  amortization of
  JPY 14,029,785
  thousand and JPY
  16,444,517
  thousand at March
  31, 2008 and
  March 31, 2009,
  respectively     11,740,210    21.1    132,858    13,172,891    25.2

 GOODWILL           2,507,258     4.5     26,619     2,639,319     5.0

 OTHER INTANGIBLE
   ASSETS-Net       3,400,117     6.1     32,293     3,201,806     6.1

 GUARANTEE DEPOSITS 2,037,165     3.7     20,904     2,072,652     4.0

 OTHER ASSETS, net
  of allowance for
  doubtful accounts
  of JPY 64,796
  thousand and
  JPY 72,800
  thousand at
  March 31, 2008
  and March 31,
  2009,
  respectively      4,177,162     7.5     39,950     3,960,997     7.5
                  -----------        -------------------------
 TOTAL             55,702,546   100.0    527,496    52,301,199   100.0
                  -----------        -------------------------

                          As of                      As of
                      March 31, 2008            March 31, 2009
                   -----------------------------------------------
                   Thousands          Thousands   Thousands
                      of                  of         of
                      JPY       %    U.S. Dollars    JPY         %
                   ---------------------------------------------------

 LIABILITIES AND SHAREHOLDERS' EQUITY

 CURRENT LIABILITIES:

   Short-term
   borrowings       9,150,000             74,130     7,350,000

   Capital lease
   obligations
   -current
   portion          3,455,948             33,003     3,272,257

   Accounts
    payable         7,895,238             61,168     6,064,829

   Accrued
    expenses          994,138             10,785     1,069,310

   Accrued
    retirement and
    pension costs
   -current            11,436                121        11,959

   Deferred income  1,552,896             12,665     1,255,749

   Other current
   liabilities        864,366              7,701       763,544
                  -----------        -------------------------

     Total current
      liabilities  23,924,022    42.9    199,573    19,787,648    37.8
                  -----------        -------------------------
  CAPITAL LEASE
   OBLIGATIONS
   -Noncurrent      4,738,359     8.5     49,079     4,866,120     9.3
  ACCRUED
   RETIREMENT
   AND PENSION
   COSTS-Noncurrent 1,101,951     2.0     14,116     1,399,592     2.7
  OTHER NONCURRENT
   LIABILITIES        663,399     1.2     10,135     1,004,920     1.9
                  -----------        -------------------------
   Total
    Liabilities    30,427,731    54.6    272,903    27,058,280    51.7
                  -----------        -------------------------

 MINORITY INTEREST    294,102     0.6        744        73,735     0.2
                  -----------        -------------------------

 COMMITMENTS AND CONTINGENCIES

 SHAREHOLDERS' EQUITY:

   Common-stock-
    authorized,
    377,600 shares;
    issued and
    outstanding,
    206,478 shares
    at March 31,
    2008 and
    March 31, 2009 16,833,847    30.2    169,782    16,833,847    32.2

   Additional
    paid-in
    capital        27,611,737    49.6    278,484    27,611,737    52.8

   Accumulated
    deficit       (19,555,489)  (35.1)  (187,082)  (18,549,141)  (35.5)

   Accumulated
    other
    comprehensive
    income (loss)      90,618     0.1     (3,235)     (320,712)   (0.6)

   Treasury stock-
    3,934 shares
    held by the
    company at
    March 31, 2009         --      --     (4,100)     (406,547)   (0.8)
                  -----------        -------------------------
     Total
      shareholders'
      equity       24,980,713    44.8    253,849    25,169,184    48.1
                  -----------        -------------------------
 TOTAL             55,702,546   100.0    527,496    52,301,199   100.0
                  -----------        -------------------------

 (Note 1) The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 99.15 which was the noon buying rate in New York City for cable transfers in foreign
          currencies as certified  for customs  purposes by the Federal
          Reserve Bank of New York prevailing as of March 31, 2009.

 (Note 2) The above presentation as of March 31, 2008 has been changed to conform to the presentation as of March 31, 2009.

                   Internet Initiative Japan Inc.
             Consolidated Statements of Income (Unaudited)
    (For the fiscal year ended March 31, 2008 and March 31, 2009)

                       Fiscal Year Ended        Fiscal Year Ended
                        March 31, 2008           March 31, 2009
                       -----------------  ---------------------------
                                          Thousands
                                  % of       of                % of
                       Thousands  total     U.S.   Thousands   total
                         of JPY  revenues  Dollars   of JPY  revenues
                       ----------------------------------------------
 REVENUES:
   Connectivity and
    outsourcing
    services:
     Connectivity
      (corporate use)  12,148,490         132,551  13,142,393
     Connectivity
      (home use)        5,429,955          65,934   6,537,370
     Outsourcing
      services         13,724,218         155,278  15,395,833
                       ----------         -------------------
        Total          31,302,663         353,763  35,075,596
                       ----------         -------------------
   Systems
    integration:
     Systems
      Construction     18,025,250         147,841  14,658,502
     Systems Operation
      and Maintenance  15,992,843         191,514  18,988,595
                       ----------         -------------------
        Total          34,018,093         339,355  33,647,097
                       ----------         -------------------
   Equipment sales      1,514,543           9,930     984,585
   ATM operation
    business                 --               237      23,452
                       ----------         -------------------
        Total revenues 66,835,299  100.0  703,285  69,730,730  100.0
                       ----------         -------------------
 COST AND EXPENSES:
   Cost of
    connectivity and
    outsourcing
    services           26,039,660         295,690  29,317,645
   Cost of systems
    integration        25,543,168         257,617  25,542,758
   Cost of equipment
    sales               1,299,793           8,704     863,031
   Cost of ATM
    operation
    business                 --             4,259     422,285
                       ----------         -------------------
        Total cost     52,882,621   79.1  566,270  56,145,719   80.5
                       ----------         -------------------
   Sales and marketing  4,328,598    6.5   46,703   4,630,579    6.6
   General and
    administrative      4,624,293    6.9   56,701   5,621,870    8.1
   Research and
    development           240,423    0.4    4,187     415,180    0.6
                       ----------         -------------------
        Total cost
         and expenses  62,075,935   92.9  673,861  66,813,348   95.8
                       ----------         -------------------
 OPERATING INCOME       4,759,364    7.1   29,424   2,917,382    4.2
                       ----------         -------------------
 OTHER INCOME
  (EXPENSE):
   Interest income         63,030             455      45,153
   Interest expense      (438,163)         (4,117)   (408,152)
   Foreign exchange
    gains (losses)          1,409            (288)    (28,515)
   Net gains on sales
    of other
    investments           217,957             158      15,631
   Losses on
    write-down of
    other investments    (288,643)         (5,288)   (524,287)
   Other--net              46,715             175      17,276
                       ----------         -------------------
     Other expense --
      net                (397,695)  (0.6)  (8,905)   (882,894)  (1.3)
                       ----------         -------------------
 INCOME FROM
  OPERATIONS BEFORE
  INCOME TAX EXPENSE
  (BENEFIT),
  MINORITY INTERESTS
  AND EQUITY IN NET
  INCOME (LOSS)
  OF EQUITY METHOD
  INVESTEES             4,361,669    6.5   20,519   2,034,488    2.9
 INCOME TAX EXPENSE
  (BENEFIT)              (861,414)  (1.3)  10,113   1,002,711    1.4
 MINORITY INTERESTS
  IN LOSSES OF
  SUBSIDIARIES             96,706    0.1    3,554     352,428    0.5
 EQUITY IN NET INCOME
  (LOSS) OF EQUITY
  METHOD INVESTEES       (143,200)  (0.2)     355      35,099    0.0
                       ----------         -------------------
 NET INCOME             5,176,589    7.7   14,315   1,419,304    2.0
                       ----------------------------------------------

                                 Fiscal Year
                                    Ended
                                  March 31,      Fiscal Year Ended
                                    2008           March 31, 2009
                                ------------     ------------------
 NET INCOME PER SHARE
   BASIC WEIGHTED-AVERAGE
    NUMBER OF SHARES (shares)       206,240                 205,165
   DILUTED WEIGHTED-AVERAGE
    NUMBER OF SHARES (shares)       206,465                 205,195
   BASIC WEIGHTED-AVERAGE
    NUMBER OF ADS
    EQUIVALENTS (ADSs)           82,495,987              82,065,978
   DILUTED WEIGHTED-AVERAGE
    NUMBER OF ADS EQUIVALENTS
    (ADSs)                       82,586,176              82,077,978
   BASIC NET INCOME PER
    SHARE (JPY / U.S.
    Dollars / JPY)                25,099.83       69.77    6,917.87
   DILUTED NET INCOME PER
    SHARE (JPY / U.S.
    Dollars / JPY)                25,072.48       69.76    6,916.85
   BASIC NET INCOME PER
    ADS EQUIVALENT
    (JPY / U.S. Dollars / JPY)        62.75        0.17       17.29
   DILUTED NET INCOME PER
    ADS EQUIVALENT
    (JPY / U.S. Dollars / JPY)        62.68        0.17       17.29
                                -----------------------------------

 (Note 1) The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 99.15 which was the noon buying rate in New York City for cable transfers in foreign
          currencies as certified for customs purposes by the Federal
          Reserve Bank of New York prevailing as of March 31, 2009.

 (Note 2) The above presentation for the fiscal year ended March 31,
          2008 has been changed to conform to the presentation for the fiscal year ended March 31, 2009.

                    Internet Initiative Japan Inc.
      Consolidated Statements of Shareholders' Equity (Unaudited)
     (For the fiscal year ended March 31, 2008 and March 31, 2009)

                     Shares
                    of Common            Additional
                      Stock    Common     Paid-in     Accumulated
                   Outstanding  Stock     Capital       Deficit
                    ----------------------------------------------
                              Thousands   Thousands    Thousands
                     Shares    of JPY       of JPY       of JPY
                    ----------------------------------------------
 BALANCE,
  APRIL 1, 2007     204,300   16,833,847  26,599,217  (24,270,769)
                    ----------------------------------------------
 Net Income                                             5,176,589
 Other Comprehensive
  loss, net of tax
 Total comprehensive
  income
 Payment of
  dividends                                              (461,309)
 Issuance of common
  stock related to
  share exchanges,
  net of issuance
  cost                2,178                1,012,520
                    ----------------------------------------------
 BALANCE,
  MARCH 31, 2008    206,478   16,833,847  27,611,737  (19,555,489)
                    ----------------------------------------------
 Net Income                                             1,419,304
 Other Comprehensive
  loss, net of tax
 Total comprehensive
  income
 Payment of
  dividends                                              (412,956)
 Acquisition of
  treasury stock
                    ----------------------------------------------
 BALANCE,
  MARCH 31, 2009    206,478   16,833,847  27,611,737  (18,549,141)
                    ----------------------------------------------

                      Accumulated
                          Other
                      Comprehensive
                         Income       Treasury
                         (Loss)         Stock             Total
                        ------------------------------------------
                        Thousands     Thousands        Thousands
                         of JPY         of JPY           of JPY
                        ------------------------------------------

 BALANCE,
  APRIL 1, 2007           949,709             --       20,112,004
                        ------------------------------------------
 Net Income                                             5,176,589
 Other Comprehensive
  loss, net of tax       (859,091)                       (859,091)
                                                       -----------
 Total comprehensive
  income                                                4,317,498
 Payment of
  dividends                                              (461,309)
 Issuance of common
  stock related to
  share exchanges,
  net of issuance
  cost                                                  1,012,520
                        ------------------------------------------
 BALANCE,
  MARCH 31, 2008           90,618             --       24,980,713
                        ------------------------------------------
 Net Income                                             1,419,304
 Other Comprehensive
  loss, net of tax       (411,330)                       (411,330)
                                                       -----------
 Total comprehensive
  income                                                1,007,974
 Payment of
  dividends                                              (412,956)
 Acquisition of
  treasury stock                       (406,547)         (406,547)
                        ------------------------------------------
 BALANCE,
  MARCH 31, 2009         (320,712)     (406,547)       25,169,184
                        ------------------------------------------

                     Shares
                    of Common            Additional
                      Stock    Common     Paid-in     Accumulated
                   Outstanding  Stock     Capital       Deficit
                    ----------------------------------------------
                              Thousands    Thousands    Thousands
                     Shares U.S. Dollars U.S. Dollars U.S. Dollars
                    ----------------------------------------------
 BALANCE,
  APRIL 1, 2008     206,478      169,782     278,484     (197,231)
 Net Income                                                14,315
 Other Comprehensive
  loss, net of tax
 Total
  comprehensive
  income
 Payment of
  dividends                                                (4,166)
 Acquisition of
  treasury stock
 BALANCE,
  MARCH 31, 2009    206,478      169,782     278,484     (187,082)

                       Accumulated
                          Other
                      Comprehensive
                         Income       Treasury
                         (Loss)         Stock             Total
                        ------------------------------------------
                         Thousands      Thousands      Thousands
                        U.S. Dollars  U.S. Dollars    U.S. Dollars
                        ------------------------------------------
 BALANCE,
  APRIL 1, 2008               914          --             251,949
 Net Income                                                14,315
 Other Comprehensive
  loss, net of tax         (4,149)                         (4,149)
                                                          --------
 Total
  comprehensive
  income                                                   10,166
 Payment of
  dividends                                                (4,166)
 Acquisition of
  treasury stock                         (4,100)           (4,100)
 BALANCE,
  MARCH 31, 2009           (3,235)       (4,100)          253,849

 (Note) The U.S. dollar amounts represent  translations of yen amounts at the rate of JPY 99.15 which was the noon buying rate in New
        York  City  for  cable  transfers  in  foreign  currencies  as certified for customs  purposes by the Federal Reserve Bank of
        New York prevailing as of March 31, 2009.

         Consolidated Statements of Cash Flows (Unaudited)
    (For the fiscal year ended March 31, 2008 and March 31, 2009)
-
                                 Fiscal Year
                                   Ended        Fiscal Year Ended
                                March 31, 2008   March 31, 2009
                                --------------------------------------
                                Thousands     Thousands  Thousands
                                    of           of           of
                                   JPY      U.S. Dollars     JPY
                                --------------------------------------

 OPERATING ACTIVITIES:
   Net income                      5,176,589     14,315      1,419,304

   Adjustments to reconcile net
    income to net cash provided
    by operating activities:

     Depreciation and
      amortization                 4,774,804     53,044      5,259,296

     Provision for retirement
      and pension costs, less
      payments                       191,057      1,288        127,662

     Provision for (reversal
      of) allowance for
      doubtful accounts and
      advances                          (416)       262         26,020

     Loss on disposal of
      property and equipment          72,086      6,195        614,224

     Net gains on sales of
      other investments             (217,957)      (159)       (15,631)

     Losses on write-down of
      other investments              288,643      5,288        524,287

     Foreign exchange losses          10,415         97          9,605

     Equity in net loss (income)
      of equity method
      investees (net of
      dividend)                      143,200        (48)        (4,719)

     Minority interests in
      losses of  subsidiaries        (96,706)    (3,554)      (352,428)

     Deferred income tax
      expense (benefit)           (1,653,275)     6,423        636,818

     Others                               --         18          1,741

   Changes in operating assets
    and liabilities net of
    effects from acquisition of
    business and a company:

     Decrease (increase) in
      accounts receivable         (2,584,327)    19,642      1,947,490

     Decrease (increase) in
      inventories, prepaid
      expenses and other
      current and noncurrent
      assets                        (995,434)     4,710        467,023

     Decrease in accounts
      payable                       (668,481)   (20,223)    (2,005,074)

     Decrease in income taxes
      payable                       (274,475)    (1,901)      (188,517)

     Increase in accrued
      expenses, other current
      and noncurrent liabilities     372,023      1,652        163,768
                                   -----------------------------------
       Net cash provided by
        operating activities       4,537,746     87,049      8,630,869
                                   -----------------------------------
 INVESTING ACTIVITIES:

   Purchase of property and
    equipment                     (1,856,249)   (30,170)    (2,991,378)

   Purchase of available-for-
     sale securities                (609,787)    (1,891)      (187,516)

   Purchase of short-term and
    other investments               (232,122)    (1,768)      (175,264)

   Investment in equity method
    investee                        (273,909)        --             --

   Purchases of subsidiary stock
    from minority shareholders    (1,975,123)        --             --

   Proceeds from sales of
   available-for-sale securities     616,920         --              2

   Proceeds from sales and
    redemption of short-term
    and other investments             69,722      1,159        114,924

   Payments of guarantee
    deposits                        (353,911)    (1,109)      (109,929)

   Refund of guarantee deposits       11,847        667         66,124

   Payments for refundable
    insurance policies               (49,753)      (528)       (52,364)

   Refund from insurance
    policies                           3,905         74          7,382

   Acquisition of a newly
    controlled company, net of
    cash acquired                   (788,608)        --             --

   Other                              (6,698)        --            (53)
                                  ------------------------------------
       Net cash used in
        investing
        activities                (5,443,766)   (33,566)    (3,328,072)
                                  ------------------------------------

                                 Fiscal Year
                                    Ended       Fiscal Year Ended
                                March 31, 2008    March 31, 2009
                                ---------------------------------------
                                Thousands     Thousands  Thousands
                                    of           of           of
                                   JPY      U.S. Dollars     JPY
                                 --------------------------------------
 FINANCING ACTIVITIES:
   Proceeds from issuance of
    short-term borrowings with
    initial maturities over
    three months                  17,525,000    108,422     10,750,000

   Repayments of short-term
    borrowings with initial
    maturities over three
    months and long-term
    borrowings                   (15,940,000)  (122,289)   (12,125,000)

   Principal payments under
    capital leases                (3,506,842)   (39,877)    (3,953,834)

   Net increase (decrease) in
    short-term borrowings with
    initial maturities less
    than three months              1,225,000     (4,287)      (425,000)

   Proceeds from issuance of
    subsidiary stock to
    minority shareholders              6,000         --             --

   Dividends paid                   (461,309)    (4,166)      (412,956)

   Payments for acquisition of
    treasury stock                        --     (4,100)      (406,547)
                                  ------------------------------------
       Net cash used in
        financing activities      (1,152,151)   (66,297)    (6,573,337)
                                  ------------------------------------
       EFFECT OF EXCHANGE
        RATE CHANGES ON CASH
        AND CASH EQUIVALENTS         (25,393)      (128)       (12,716)

   NET DECREASE IN CASH AND
    CASH EQUIVALENTS              (2,083,564)   (12,942)    (1,283,256)

   CASH AND CASH EQUIVALENTS,
    BEGINNING OF THE PERIOD       13,554,544    115,693     11,470,980
                                  ------------------------------------
       CASH AND CASH EQUIVALENTS,
        END OF THE PERIOD         11,470,980    102,751     10,187,724
                                  ------------------------------------
 ADDITIONAL CASH FLOW
  INFORMATION:

   Interest paid                     438,850      4,122        408,712

   Income tax paid                 1,083,341      7,810        774,409

 NONCASH INVESTING AND
  FINANCING ACTIVITIES:

   Acquisition of assets by
    entering into capital leases   4,221,807     40,490      4,014,537

   Purchase of minority
    interests of consolidated
    subsidiaries through share
    exchanges                      1,012,520         --            --

 ACQUISITION OF BUSINESS AND
  A COMPANY:

   Assets acquired                 2,319,277         --            --

   Cash paid                      (1,715,450)        --            --

   Liabilities assumed               367,989         --            --

   Minority interests
   assumed                           235,838         --            --
                                  ------------------------------------

 (Note 1) The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 99.15 which was the noon buying rate in New York City for cable transfers in foreign
          currencies as certified for customs purposes by the Federal
          Reserve Bank of New York prevailing as of March 31, 2009.

 (Note 2)  The above presentation for the fiscal year ended March 31,
          2008 has been changed to conform to the presentation for
          the fiscal year ended March 31, 2009.
Principal Standard Items for Preparation of Consolidated Financial Statements

The Terminology, Form, and Preparation Methods for the Consolidated Financial Statements

The consolidated financial statements have been prepared under the accounting principles, procedures and ways of presentations requested for the issuance of American Depository Receipts ("ADRs") and others (generally accepted accounting principles in the United States of America ("U.S. GAAP"), including Accounting Research Bulletins ("ARB"), Accounting Principles Board ("APB") Opinions, Statement of Financial Accounting Standards ("SFAS") and related interpretation guidelines) in accordance with the provisions of article 93 "provisions for the terminology, form, and preparation methods for consolidated financial statements" (Ministry of Finance, ordinance No. 28, 1976).

IIJ registered the issuance of ADRs under the United States Securities and Exchange Commission ("the United States SEC") and listed the ADRs on NASDAQ market in August 1999. Accordingly, IIJ regularly files its annual report on Form 20-F in English with the United States SEC, including consolidated financial statements in English prepared under U.S. GAAP, in accordance with Rule 13 of the U.S. Securities Exchange Act of 1934, as amended.

Description of Business and Summary of Significant Accounting Policies

Description of Business

Internet Initiative Japan Inc. (“IIJ,” a Japanese corporation) was founded in December 1992 to develop and operate Internet access services and other Internet-related services in Japan and is 30.0% jointly owned in voting rights by Nippon Telegraph and Telephone Corporation (“NTT”) and its subsidiary as of March 31, 2009. IIJ and subsidiaries (collectively, the “Company”) provide Internet access services throughout Japan and into the United States of America. The Company also provides Internet systems design and integration representing principally sales of Internet network systems and equipment and miscellaneous Internet access-related services. The Company also provides ATM Operation Business.

The Company manages, besides its Network Service and Systems Integration Business Segment, ATM Operation Business Segment, and because the importance of the ATM Operation Business Segment is growing larger, the Company separately disclosed its segment information from the fiscal year ended March 31, 2009. Substantially all revenues are from customers operating in Japan.

Certain significant Risks and Uncertainties

The Company relies on telecommunications carriers for significant portion of network backbone, and regional NTT subsidiaries, electric power companies and their affiliates for local connections to customers. Currently, NTT Communications, a wholly owned subsidiary of NTT, is the largest provider of network infrastructure. The Company believes that its use of multiple carriers and suppliers significantly mitigates damages by service disruptions. However, any disruption of telecommunication services could have an adverse effect on operating results.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash investments, accounts receivable and guarantee deposits. The Company’s management believes that the risks associated with accounts receivable is mitigated by the large number of customers comprising its customer base.

Summary of Significant Accounting Policies

Basis of Presentation

IIJ maintains its record in accordance with generally accepted accounting principles in Japan. Certain adjustment and reclassifications have been incorporated in the accompanying consolidated financial statements to conform to U.S. GAAP. These adjustments were not recorded in the statutory accounts.

Reclassification

Certain reclassifications have been made to prior periods to conform to the current year presentation: (1) ”Value-added Service Revenues (“VAS”)” and “Other Revenues” of “Connectivity and VAS revenues” have been reclassified to ”Outsourcing Services”. Related to this reclassification, “Connectivity and VAS revenues” and “Cost of Connectivity and VAS revenues” have been renamed to “Connectivity and Outsourcing Services revenues” and “Cost of Connectivity and Outsourcing Services revenues”, respectively. (2) The Company separately disclosed Systems integration revenue breakdown into “Systems Construction” and “Systems Operation and Maintenance”.

Consolidation

The consolidated financial statements include the accounts of IIJ and all of its subsidiaries, Net Care, IIJ-Tech, IIJ-A, IIJ-FS, NCJ, GDX, hiho, Trust Networks, On-Demand Solutions, which was established on April 4, 2008, and IIJ-II, which was established on June 10, 2008, which all, except for IIJ America, have fiscal years ending March 31. IIJ America's fiscal year end is December 31 and such date was used for purposes of preparing the consolidated financial statements as it is not practicable for the subsidiary to report its financial results as of March 31. There were no significant events that occurred during the intervening period that would require adjustment to or disclosure in the accompanying consolidated financial statements. Intercompany transactions and balances have been eliminated in consolidation.

Investments in companies over which IIJ has significant influence but not control are accounted for by the equity method. For other than a temporary decline in the value of investments in equity method investees below the carrying amount, the investment is reduced to fair value and an impairment loss is recognized.

A subsidiary or equity method investee may issue its shares to third parties at amounts per share in excess of or less than the Company's average per share carrying value. With respect to such transactions, the resulting gains or losses arising from the change in ownership are recorded in income for the year in which such shares are issued.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions used are primarily in the areas of evaluation of cost method investments, valuation allowances for deferred tax assets, allowance for doubtful accounts, determination of pension benefit costs and obligations, estimated useful lives of fixed assets and intangible assets with finite useful lives and impairment of long-lived assets, goodwill and intangible assets deemed to have indefinite useful lives. Actual results could differ from those estimates.

Revenue Recognition

Revenues from connectivity services consist principally of Internet connectivity services for corporate use and for home use. Internet connectivity services for corporate use represent IP services and broadband services such as IIJ FiberAccess/F Service. Internet connectivity services for home use are provided under IIJ brand such as IIJ4U and IIJmio, hi-ho brand and others, and include dial-up services, optical fiber or ADSL based broadband services. The term of these contracts is one year for Internet connectivity services for corporate use and generally one month for Internet connectivity services for home use. All these services are billed and recognized monthly on a straight-line basis.

Outsourcing services revenues consist principally of sales of various Internet access-related services such as firewall services, monthly fees from data center services such as housing, monitoring, and security services, Wide-area Ethernet services and call-center customer support. The terms of these services are generally for one year and revenues are recognized on a straight-line basis during the service period.

Initial set up fees received in connection with connectivity services and Outsourcing services deferred and recognized over the contract period.

Systems integration revenues consist principally of the development of Internet network systems and related maintenance, monitoring and other operating services. The development of the Internet network systems includes planning, systems design, and construction services, and equipment and software purchased from third parties. Systems Integration service is subject to the Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables”. For deliverables in multiple-element arrangements, the guidance below is applied for separability and allocation. A multi-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

-	The delivered item(s) has value to the client on a stand-alone basis;

-	There is objective and reliable evidence of the fair value of the undelivered item(s); and

-
If the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the company.

If these criteria are not met, the arrangement is accounted for as one unit of accounting, which would result in revenue being recognized on a straight-line basis or being deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. If these criteria are met for each element and there is objective and reliable evidence of fair value for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative fair value. If these criteria are met for each element and there is objective and reliable evidence of fair value for undelivered items except for delivered item(s), revenue for delivered item(s) are allocated by subtracting the fair value of the undelivered item(s) from the arrangements.

The period for the development of the systems is less than one year and revenues are recognized when network systems and equipment are delivered and accepted by the customer. When the equipment or system is delivered prior to other elements of the arrangement, revenue is deferred until other service elements are completed and accepted by the customer because the customer may return all of the equipment or system in the event that the Company does not complete other service elements. Maintenance, monitoring and operating service revenues are recognized ratably over the separate contract period, which is generally for one year.

The company evaluates the criteria outlined in EITF Issue No. 99-19, “Reporting Revenue Gross as  Principal versus Net as an Agent,” in determining whether it is appropriate to record the gross amount of revenues and related costs or the net amount earned in reporting Equipment sales. The Company records the gross amounts billed to its customers based on the following acts: (i)it is primary obligor in these transactions, (ii)it has latitude in establishing prices and selecting suppliers, and (iii)it is involved in the determination of the service specifications.

Equipment sales are recognized when equipment is delivered and accepted by the customer. Title to equipment passes when equipment is accepted by the customer.

Revenues from ATM Operation Business consist primarily of commissions for each withdrawing transaction with the use of ATMs. ATMs commission collected from each withdrawal are aggregated every month and recognized as ATM operation revenues.

Cash and Cash Equivalents

Cash and cash equivalents includes time deposit with original maturities of three months or less.

Allowance for Doubtful Accounts

An allowance for doubtful accounts is established in amounts considered to be appropriate based primarily upon the Company's past credit loss experience and an evaluation of potential losses in the receivables outstanding.

Fair Value Measurements

The Company adopted SFAS No. 157, “Fair Value Measurements” from Fiscal Year Ended March 31, 2009. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. In February 2008, the FASB issued Staff Positions No. FAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No.13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” and No. FAS 157-2, “Effective Date of FASB Statement No.157,” which partially delay the effective date of SFAS No. 157 for one year for certain nonfinancial assets and liabilities and remove certain leasing transactions from its scope. As approved in No. FAS 157-2, the Company adopted to delay the disclosure of fair value measurements for nonfinancial assets including Goodwill, Long-lived assets, Non-amortized intangible assets which are subject to impairment testing in accordance with SFAS No. 142 and No. 144. In October 2008, the FASB issued No. FAS 157-3, "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active". No. FAS 157-3, which applies to financial assets subject to the fair value accounting requirements of FASB Statement 157, Fair Value Measurements, clarifies the application of Statement 157’s valuation requirements to a financial asset in a market that is not active. The adoption of SFAS 157 did not have any impact on the Company’s consolidated financial position or results of operations.

The Fair Value Option Measurements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an amendment of FASB Statement No. 115.” SFAS No. 159 provides companies with an option to report selected financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and the Company has an option whether the Company adopts SFAS No. 159 or not from the fiscal year beginning April 1, 2008. The Company did not adopt SFAS No. 159 from the fiscal year beginning April 1, 2008, and thus, the adoption of SFAS No. 159 did not have any impact on the Company’s financial position or results of operations.

Other Investments

In accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” the Company classifies its marketable equity securities as available-for-sale securities, which are accounted for at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss). The cost of securities sold is determined based on average cost.

The Company reviews the fair value of available-for-sale securities on a regular basis to determine if the fair value of any individual security has declined below its cost and if such decline is other than temporary. If the decline in value is judged to be other than temporary, the cost basis of the investment is written down to fair value. Other than temporary declines in value are determined taking into consideration the extent of decline in fair value, the length of time that the decline in fair value below cost has existed and events that might accelerate the recognition of impairment. The resulting realized loss is included in the consolidated statements of income in the period in which the decline is deemed to be other than temporary.

Non-marketable equity securities are carried at cost as fair value is not readily determinable. If the value of a security is estimated to have declined and such decline is judged to be other than temporary, the security is written down to the fair value. Determination of impairment is based on the consideration of such factors as operating results, business plans and change in the regulatory, economic or technological environment of the investees. For purposes of computing an impairment loss, fair value is determined as the Company’s interest in the net assets of investees.

Inventories

Inventories consist mainly of network equipment purchased for resale and work-in-process for development of Internet network systems. Network equipment purchased for resale is stated at the lower of cost, which is determined by the average-cost method, or market. Work-in-process for development of network systems is stated at the lower of actual production costs, including overhead cost, or market. Inventories are reviewed periodically and items considered to be slow-moving or obsolete are written down to their estimated net realizable value.

Leases

Capital leases, which meet specific criteria noted in SFAS No.13, “Accounting for Leases”, are capitalized at the inception of the lease at the present value of the minimum lease payments. All other leases are accounted for as operating leases. Lease payments for capital leases are apportioned to interest expense and a reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Operating lease payments are recognized as an expense on a straight-line basis over the lease term.

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization of property and equipment, including purchased software and capitalized leases, are computed principally using the straight-line method based on either the estimated useful lives of assets or the lease period, whichever is shorter.

The useful lives for depreciation and amortization by major asset classes are as follows:

Range of useful lives
Data communications, office and other equipment	2 to 15 years
Leasehold improvements	3 to 15 years
Purchased software	5 years
Capitalized leases	4 to 7 years

Impairment of Long-lived Assets

Long-lived assets consist principally of property and equipment, including those items leased under capital leases and amortized intangible assets. The Company evaluates the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. There were no impairment losses for long-lived assets for the fiscal year ended March 31, 2009.

Goodwill and Intangible Assets

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill (including equity-method goodwill) and intangible assets that are deemed to have indefinite useful lives are not amortized, but are subject to impairment testing. Impairment testing is performed annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company performs annual impairment tests on March 31. Intangible assets with finite useful lives, consisting of customer relationship and licenses, are amortized using the straight-line method over the estimated useful lives, which range from 3 to 10 years for customer relationship and 5 years for licenses.

Pension and Severance Indemnities Plans

The Company has pension plans and /or severance indemnities plans. The cost of the pension plans and severance indemnities plans are accrued based on amounts determined using actuarial methods.

On March 31, 2007, the Company adopted the recognition and disclosure provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB statements No. 87, 88, 106 and 132(R)” (“SFAS No. 158”). SFAS No. 158 required the Company to recognize the funded status of its pension plans, measured as the difference between plan assets at fair value and the benefit obligation, in the March 31, 2007 consolidated balance sheet, with a corresponding adjustment to accumulated other comprehensive income, net of tax. The adjustment to accumulated other comprehensive income at adoption represented the unrecognized actuarial loss and unrecognized transition obligation, which were previously netted against the plans’ funded status in the consolidated balance sheet pursuant to the provisions of SFAS No. 87. These amounts are subsequently recognized as net periodic pension cost pursuant to the Company’s historical accounting policy for amortizing such amounts. Further, actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic pension cost in the same periods are recognized as a component of other comprehensive income (loss). Those amounts are subsequently recognized as a component of net periodic pension cost on the same basis as the amounts recognized in accumulated other comprehensive income (loss) at adoption of SFAS No. 158. As SFAS No. 158 require the Company to measure defined benefit plan assets and obligations as of the date of the Company's fiscal year-end balance sheet. The Company adopted the requirement regarding this specific measurement date from the fiscal year ending March 31, 2009, and the adoption of this had no effect on the Company's consolidated statement of income or its operating results because the Company’s fiscal year-end date is March 31.

Income Taxes

The provision for income taxes is based on earnings before income taxes and includes the effects of temporary differences between assets and liabilities recognized for financial reporting purposes and income tax purposes and operating loss carryforwards. Valuation allowances are provided against deferred tax assets when it is more likely than not that a tax benefit will not be realized.

April 1, 2007, the Company adopted FASB interpretation No.48 (“FIN No. 48”), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, ”Accounting for Income Taxes.”

The Company recognizes the financial statement effects of tax positions when it is more likely than not, based on the technical merits, that the tax positions will be sustained upon examination by the tax authorities. Benefits from tax positions that meet the more-likely-than-not recognition threshold are measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. Interest and penalties accrued related to unrecognized tax benefits are included in income taxes in the consolidated statements of income.

Foreign Currency Translation

Foreign currency financial statements have been translated in accordance with SFAS No. 52, “Foreign Currency Translation.” Pursuant to this statement, the assets and liabilities of a foreign subsidiary and an equity method investee are translated into Japanese yen at the respective year-end exchange rates. All income and expense accounts are translated at average rates of exchange. The resulting translation adjustments are included in accumulated other comprehensive income.

Foreign currency assets and liabilities, which consist substantially of cash denominated in U.S. dollars, are stated at the amount as computed by using year-end exchange rates and the resulting transaction gain or loss is recognized in earnings.

Stock-based Compensation

On April 1, 2006, the Company adopted SFAS No. 123R, “Share-Based Payment” and the related interpretations, which requires compensation expense for stock options and other share-based payments to be measured and recorded based on the instruments’ fair value, by using the modified prospective application method. SFAS No. 123R requires recognizing expenses for share-based payments granted prior to the adoption date equal to the fair value of unvested amounts over the remaining requisite service recognized. As all existing granted stock-based awards of the Company have vested, the adoption of SFAS No.123R did not have any impact on the Company’s consolidated financial position or results of operations.

Research and Development

Research and development costs are expensed as incurred.

Advertising

Advertising costs are expensed as incurred and are recorded in “Sales and marketing” and “General and administrative.”

Basic and Diluted Net Income per Common Share

Basic net income per common share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. Diluted net income per common share reflects the potential dilutive effect of stock options.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) consists of translation adjustments resulting from the translation of financial statements of a foreign subsidiary, unrealized gains or losses on available-for-sale securities and gains or losses on cash flow hedging derivative instruments.

Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise that engage in business activities from which it may earn revenues and incur expense and for which separate financial information is available that is evaluated regularly by the chief operation decision maker in deciding how to allocate resources and in assessing performance.

The Company provides a comprehensive range of network solutions to meet its customers’ needs by cross-selling a variety of services, including Internet connectivity services, outsourcing services, systems integration and sales of network-related equipment. The Company’s chief operating decision maker, who is the Company’s Chief Executive Officer, regularly reviews the revenue and cost of sales on a consolidated basis and makes decisions regarding how to allocate resources and assess performance for Network Service and Systems Integration Business Segment. As for ATM Operation Business Segment, the business structure of ATM Operation Business is different from that of Network Service and Systems Integration Business and the decision making is done separately. The Company has decided to disclose segment reporting from the fiscal year ended March 31, 2009 as the ATM Operation Business has become material during the fiscal year.

New Accounting Standards

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations”. SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired in a business combination. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R is effective for fiscal years beginning on or after December 15, 2008 and the Company is currently evaluating the impact of adopting SFAS 141R.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. The Statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The Statement is effective on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the impact of adopting the Statement.

SEGMENT REPORTING (Unaudited)

The Following segment reporting are prepared using the financial information available for each segment, and these financial information are used by the Company's board members to evaluate its business and to allocate business resources. The accounting principles used in preparing the segment reporting is U.S. GAAP and the Company’s consolidated financial statements are prepared on the same basis. Network Service and Systems Integration Business Segment consists of Connectivity and Outsourcing services, Systems Integration and Equipment Sales. ATM Operation Business Segment consists of ATM operation business.

Segment Information

Operating Revenues	(JPY in Thousands)
Fiscal Year Ended March 31, 2008
Network Service and Systems Integration Business	69,691,263
External Customers	69,707,278
Internal Customer	253,985
ATM Operation Business	23,452
External Customers	23,452
Internal Customer	-
Elimination	253,985
Consolidated	69,730,730

Operating Revenues	(JPY in Thousands)
Fiscal Year Ended March 31, 2008
Network Service and Systems Integration Business	3,632,040
ATM Operation Business	(704,431)
Elimination	41,227
Consolidated	2,917,382

Related party transactions between segments are conducted in the ordinary course of business. Operating Income (losses) is derived by subtracting cost from operating revenues. Segment information by geographic market basis is omitted as revenues in overseas are not material.

NET INCOME PER SHARE (Unaudited)

Basic and diluted net income per common share computation for the fiscal year ended March 31, 2008 and 2009 is as follows.

	Fiscal Year Ended March 31, 2008	Fiscal Year Ended March 31, 2009
Numerator:
Net income (Thousands of Yen)	5,176,589	1,419,304

Denominator:
Basic weighted average number of shares of common stock outstanding	206,240	205,165
Effect by stock option	225	30
Diluted weighted average number of shares of common stock outstanding	206,465	205,195

Basic net income per share (YEN)	25,099.83	6,917.87
Diluted net income per share (YEN)	25,072.48	6,916.85

For the fiscal year ended March 31, 2008 and 2009, the number of the potentially dilutive shares excluded from the computation of diluted net income per share, because the exercise prices of the options were greater than the average market price of the common shares, was 975 shares and 975 shares, respectively.

SUBSEQUENT EVENTS (Unaudited)

As for subsequent events, there is nothing to be reported at the time of disclosure of this earnings release.

OTHERS

Notes regarding leases, related party transactions, income tax effects, equity securities, financial products, derivatives, retirement benefits, stock option plans and business combination, are omitted on the day of announcement of this document.

(Reference) STATUS OF PRODUCTION, RECEIPT OF ORDER AND SALES ACTIVITIES (unaudited)

(1)	Results of Production

 Results of production for the fiscal year ended March 31, 2009 is as follows.

	Fiscal Year Ended March 31, 2009
	Thousands of JPY	YoY Change (%)
Systems Integration	24,878,572	(2.7)
Total	24,878,572	(2.7)

*1	Consumption tax is not included.
*2	The YoY change (%) in this table shows an increase or decrease percentage compared to the Fiscal Year ended March 31, 2008.
*3	Results of production for Connectivity and Outsourcing services, equipment sales and ATM Operation Business are not included, since the Company does not produce for.

(2)	Results of Receiving Orders

Result of receiving orders for the fiscal year ended March 31, 2009 is as follows.

	Fiscal Year ended March ３１, 2009
	Order received (Thousands of JPY)	YoY Change (%)	Order backlog (Thousands of JPY)	YoY Change (%)
Systems Integration and equipment sales	33,593,679	20.0	14,871,001	(6.5)
Total	33,593,679	20.0	14,,001	(6.5)

*1	Consumption tax is not included.
*2	The YoY change (%) in this table shows an increase or decrease percentage compared to the fiscal year ended March 31, 2008.
*3	Results of receiving orders and order backlog for Connectivity and Outsourcing services and ATM Operation Business are not included, since the Company does not produce for.
*4	Systems Integration and equipment sales are totaled, as they cannot be classified properly at the stage of receiving orders.

(3)	Results of Sales Activities

 Results of sales activities for the fiscal year ended March 31, 2009 is as follows.

	Fiscal Year Ended March 31, 2008	Fiscal Year Ended March 31, 2009	YoY Change
	Thousands of JPY	Thousands of JPY	%
Connectivity and Outsourcing services revenue	31,302,663	35,075,596	12.1
Connectivity (corporate use)	12,148,490	13,142,939	8.2
Connectivity (home use)	5,429,955	6,537,370	20.4
Outsourcing services	13,724,218	15,395,833	12.2
Systems Integration revenue	34,018,093	33,647,097	(1.1)
Systems construction	18,025,250	14,658,502	(18.7)
Systems operation and maintenance	15,992,843	18,988,595	18.7
Equipment sales	1,514,543	984,585	(35.0)
ATM Operation Business	-	23,452	-
Total	66,835,299	69,730,730	4.3

*1	Consumption tax is not included.
*2	Sales to each customer and its ratio to aggregate sales for the fiscal year ended March 31, 2008 and 2009 are omitted as the ratios are less than 0.1 (10%).

4th Quarter FY2008 Consolidated Financial Results (3 months)

The following tables are highlight data of 4th Quarter FY2008 consolidated financial results (unaudited, from January 1, 2009 to March 31, 2009).

                      Operating Results Summary
 ---------------------------------------------------------------------
                                           4Q08      4Q07      YoY
                                                              Change
 ---------------------------------------------------------------------
                                            JPY millions
 Total Revenues:                           18,942   18,486     2.5%
 ---------------------------------------------------------------------
   Connectivity and Outsourcing Services    9,135    8,447     8.1%
 ---------------------------------------------------------------------
   SI                                       9,542    9,805    (2.7%)
 ---------------------------------------------------------------------
   Equipment Sales                            259      234    10.5%
 ---------------------------------------------------------------------
   ATM Operation Business                       6       --      --
 ---------------------------------------------------------------------
 Cost of Revenues:                         14,891   14,221     4.7%
 ---------------------------------------------------------------------
   Connectivity and Outsourcing Services    7,466    7,034     6.1%
 ---------------------------------------------------------------------
   SI                                       7,039    6,985     0.8%
 ---------------------------------------------------------------------
   Equipment Sales                            224      202    11.1%
 ---------------------------------------------------------------------
   ATM Operation Business                     162       --      --
 ---------------------------------------------------------------------
 SG&A Expenses and R&D                      2,978    2,458    21.2%
 ---------------------------------------------------------------------
 Operating Income                           1,073    1,807    (40.6%)
 ---------------------------------------------------------------------
 Income before Income Tax Expense             792    1,647    (51.9%)
 ---------------------------------------------------------------------
 Net Income (Loss)                          1,065    1,089    (2.2%)
 ---------------------------------------------------------------------

  Connectivity and Outsourcing Services Revenues Breakdown and Cost
 ---------------------------------------------------------------------
                                              4Q08     4Q07     YoY
                                                               Change
 ---------------------------------------------------------------------
                                               JPY millions
 Connectivity and Outsourcing Services
  Revenues                                    9,135    8,447     8.1%
 ---------------------------------------------------------------------
   Connectivity Service (Corporate Use)       3,437    3,144     9.3%
 ---------------------------------------------------------------------
     IP Service                               2,351    2,340     0.5%
 ---------------------------------------------------------------------
     IIJ FiberAccess/F and IIJ DSL/F            736      704     4.5%
 ---------------------------------------------------------------------
     Others                                     350      100   250.8%
 ---------------------------------------------------------------------
   Connectivity Service (Home Use)            1,678    1,622     3.5%
 ---------------------------------------------------------------------
     Under IIJ Brand                            247      268    (8.0%)
 ---------------------------------------------------------------------
     hi-ho                                    1,289    1,228     5.0%
 ---------------------------------------------------------------------
     OEM                                        142      125    13.4%
 ---------------------------------------------------------------------
   Outsourcing Services                       4,020    3,681     9.2%
 ---------------------------------------------------------------------
 Cost of Connectivity and Outsourcing
  Services                                    7,466    7,034     6.1%
 ---------------------------------------------------------------------
    Backbone Cost (included in the cost
    of Connectivity and Outsourcing Service)    916      896     2.2%
 ---------------------------------------------------------------------
 Connectivity and Outsourcing Services Gross
  Margin Ratio                                 18.3%    16.7%     --
 =====================================================================

                     SI Revenue Breakdown and Cost
 ---------------------------------------------------------------------
                                        4Q08     4Q07       YoY
                                                           Change
 ---------------------------------------------------------------------
                                         JPY millions
 SI Revenues                            9,542    9,805     (2.7%)
 ---------------------------------------------------------------------
   Systems Construction                 4,644    5,384     (13.7%)
 ---------------------------------------------------------------------
   Systems Operation and Maintenance    4,898    4,420     10.8%
 ---------------------------------------------------------------------
 Cost of SI                             7,039    6,985      0.8%
 =====================================================================
 SI Gross Margin Ratio                   26.2%    28.8%      --
 =====================================================================

                   Equipment Sales Revenue and Cost
 ---------------------------------------------------------------------
                                         4Q08     4Q07       YoY
                                                            Change
 ---------------------------------------------------------------------
                                          JPY millions
 Equipment Sales Revenues                 259      234      10.5%
 ---------------------------------------------------------------------
 Cost of Equipment Sales                  224      202      11.1%
 =====================================================================
 Equipment Sales Gross Margin Ratio       13.4%    14.0%    --
 =====================================================================

                ATM Operation Business Revenue and Cost
 ---------------------------------------------------------------------
                                        4Q08       4Q07      YoY
                                                            Change
 ---------------------------------------------------------------------
                                          JPY millions
 ATM Operation Business Revenues           6        --        --
 ---------------------------------------------------------------------
 Cost of ATM Operation Business          162        --        --
 ---------------------------------------------------------------------

                      Other Financial Statistics
 ---------------------------------------------------------------------
                                        4Q08     4Q07        YoY
                                                            Change
 ---------------------------------------------------------------------
                                        JPY millions
 Adjusted EBITDA                       2,379     3,101     (23.3%)

 CAPEX, including capital leases         657     1,546     (57.5%)

 Depreciation and amortization         1,306     1,293       0.9%
 ---------------------------------------------------------------------

Reconciliation of Non-GAAP Financial Measures

The following table summarizes the reconciliation of adjusted EBITDA to net income in our consolidated statements of income that are prepared in accordance with U.S. GAAP.

                            Adjusted EBITDA
 ------------------------------------------------------------------
                                                 4Q08      4Q07
 ------------------------------------------------------------------
                                                  JPY millions
 Adjusted EBITDA                                 2,379     3,101
 ------------------------------------------------------------------
 Depreciation and Amortization                   1,306    (1,293)
 ------------------------------------------------------------------
 Operating Income                                1,073     1,807
 ------------------------------------------------------------------
 Other Income (Expense)                           (281)     (160)
 ------------------------------------------------------------------
 Income Tax Expense                               (190)      552
 ------------------------------------------------------------------
 Minority Interests in Losses of Subsidiaries       93        45
 ------------------------------------------------------------------
 Equity in Net Income (Loss) of Equity Method
  Investees                                        (10)      (52)
 ------------------------------------------------------------------
 Net Income (Loss)                               1,065     1,089
 ------------------------------------------------------------------

The following table summarizes the reconciliation of capital expenditures to the purchase of property and equipment in our consolidated statements of cash flows that are prepared and presented in accordance with U.S. GAAP.

                                 CAPEX
 ------------------------------------------------------------------
                                                 4Q08       4Q07
 ------------------------------------------------------------------
                                                   JPY millions
 CAPEX, including capital leases                  657       1,546
 ------------------------------------------------------------------
   Acquisition of Assets by Entering into
    Capital Leases                                329       1,305
 ------------------------------------------------------------------
   Purchase of Property and Equipment             328         241
 ------------------------------------------------------------------

                    Internet Initiative Japan Inc.
        Quarterly Consolidated Statements of Income (Unaudited)
        (Three Months ended March 31, 2008 and March 31, 2009)

                       Three Months Ended       Three Months Ended
                         March 31, 2008          March 31, 2009
                       ------------------  ---------------------------
                                           Thousands
                                    % of     of                % of
                       Thousands   total     U.S.  Thousands   total
                        of JPY    revenues Dollars  of JPY    revenues
                       -----------------------------------------------
REVENUES:
  Connectivity and
   outsourcing
   services:
    Connectivity
     (corporate
      use)              3,143,769          34,660   3,436,518
     Connectivity
      (home use)        1,621,966          16,927   1,678,316
     Outsourcing
      services          3,681,322          40,544   4,019,900
                       ----------         -------  ----------
        Total           8,447,057          92,131   9,134,734
   Systems
    integration:
     Systems
      Construction      5,384,115          46,843   4,644,483
     Systems
      Operation
      and
      Maintenance       4,420,481          49,395   4,897,539
                       ----------         -------  ----------
        Total           9,804,596          96,238   9,542,022
                       ----------         -------  ----------
   Equipment sales        234,240           2,610     258,784
   ATM operation
    business                 --                62       6,187
                       ----------         -------  ----------
        Total
         revenues      18,485,893  100.0  191,041  18,941,727   100.0
                       ----------         -------  ----------
 COST AND EXPENSES:
   Cost of
    connectivity
    and outsourcing
    services            7,034,489          75,302   7,466,183
   Cost of systems
    integration         6,985,004          70,992   7,038,866
   Cost of equipment
    sales                 201,526           2,259     223,978
   Cost of ATM
    operation
    business                 --             1,631     161,698
                       ----------         -------  ----------
        Total cost     14,221,019   76.9  150,184  14,890,725    78.6
                       ----------         -------  ----------
   Sales and
    marketing           1,177,093    6.4   11,342   1,124,574     5.9
   General and
    administrative      1,219,673    6.6   16,686   1,654,402     8.7
   Research and
    development            60,935    0.3    2,007     198,986     1.1
                       ----------         -------  ----------
        Total cost
         and expenses  16,678,720   90.2  180,219  17,868,687    94.3
                       ----------         -------  ----------

 OPERATING INCOME       1,807,173    9.8   10,822   1,073,040     5.7
                       ----------         -------  ----------
 OTHER INCOME
  (EXPENSE):
   Interest income         22,786             127      12,611
   Interest expense      (109,116)           (988)    (98,006)
   Foreign exchange
    gains (loss)             (921)           (191)    (18,986)
   Losses on sales
    of other
    investments              --               (21)     (2,049)
   Losses on
    write-down of
    other
    investments          (104,365)         (1,967)   (195,071)
   Other--net              31,306             209      20,789
                       ----------         -------  ----------
     Other expense
      -- net             (160,310)  (0.9)  (2,831)   (280,712)   (1.5)
                       ----------         -------  ----------
 INCOME FROM
  OPERATIONS BEFORE
  INCOME TAX EXPENSE
  (BENEFIT),
  MINORITY
  INTERESTS AND
  EQUITY IN NET
  LOSS OF EQUITY
  METHOD INVESTEES      1,646,863    8.9    7,991     792,328     4.2
 INCOME TAX EXPENSE
  (BENEFIT)               551,688    3.0   (1,914)   (189,718)   (1.0)
 MINORITY INTERESTS
  IN LOSSES OF
  SUBSIDIARIES             45,100    0.3      937      92,944     0.5
 EQUITY IN NET LOSS
  OF EQUITY METHOD
  INVESTEES               (51,677)  (0.3)    (101)    (10,008)   (0.1)
                       ----------         -------  ----------
 NET INCOME             1,088,598    5.9   10,741   1,064,982     5.6
                       -----------------------------------------------

                               Three
                               Months
                               Ended
                              March 31,         Three Months Ended
                               2008                March 31, 2009
                             ----------         ------------------
 NET INCOME
  PER SHARE
   BASIC WEIGHTED-
    AVERAGE NUMBER
    OF SHARES
    (shares)                    206,478                    202,544
   DILUTED WEIGHTED-
    AVERAGE NUMBER
    OF SHARES
    (shares)                    206,565                    202,544
   BASIC WEIGHTED-
    AVERAGE NUMBER
    OF ADS
    EQUIVALENTS
    (ADSs)                   82,591,200                 81,017,600
   DILUTED WEIGHTED-
    AVERAGE NUMBER
    OF ADS
    EQUIVALENTS
    (ADSs)                   82,625,891                 81,017,600
   BASIC NET INCOME
    PER SHARE
    (JPY / U.S.
    Dollars / JPY)             5,272.22          53.03    5,258.03
   DILUTED NET
    INCOME PER SHARE
    (JPY / U.S.
    Dollars / JPY)             5,270.00          53.03    5,258.03
   BASIC NET INCOME
    PER ADS
    EQUIVALENT
    (JPY / U.S.
    Dollars / JPY)                13.18           0.13       13.15
   DILUTED NET
    INCOME PER ADS
    EQUIVALENT
    (JPY / U.S.
    Dollars / JPY)                13.18           0.13       13.15
                             -------------------------------------

 (Note 1) The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 99.15 which was the noon buying rate in New York City for cable transfers in foreign
          currencies as certified for customs purposes by the Federal
          Reserve Bank of New York prevailing as of March 31, 2009.

 (Note 2) The above presentation for the three months ended March 31,
          2008 has been changed to conform to the presentation for the three months ended March 31, 2009.

                    Internet Initiative Japan Inc.
      Quarterly Consolidated Statements of Cash Flows (Unaudited)
        (Three Months ended March 31, 2008 and March 31, 2009)

                                 Three Months
                                    Ended
                                   March 31,      Three Months Ended
                                     2008          March 31, 2009
                                 ------------  -----------------------
                                               Thousands
                                   Thousands    of U.S.     Thousands
                                    of JPY      Dollars      of JPY
                                 -------------------------------------
 OPERATING ACTIVITIES:
   Net income                      1,088,598     10,741     1,064,982
   Adjustments to reconcile net
    income to net cash provided
    by operating activities:
     Depreciation and
      amortization                 1,293,410     13,168     1,305,653
     Provision for (reversal
      of) retirement and pension
      costs, less payments            62,686       (679)      (67,291)
     Provision for allowance for
      doubtful accounts
      and advances                     6,653         83         8,268
     Loss on disposal of
      property and equipment          56,404      4,543       450,452
     Loss on sales of other
      investments                       --           21         2,049
     Losses on write-down of
      other investments              104,365      1,967       195,071
     Foreign exchange losses
      (gains)                          6,460       (113)      (11,223)
     Equity in net loss of
      equity method investees         51,677        101        10,008
     Minority interests in
      losses of subsidiaries         (45,100)      (936)      (92,944)
     Deferred income tax
      expense (benefit)              137,116     (3,383)     (335,379)
     Others                             --           (2)         (231)
   Changes in operating
    assets and liabilities
    net of effects from
    acquisition of business
    and a company:
     Increase in accounts
      receivable                    (462,870)    (7,149)     (708,788)
     Decrease in inventories,
      prepaid expenses and other
      current and noncurrent
      assets                         355,753     17,306     1,715,877
     Increase in accounts
      payable                        956,746      1,182       117,161
     Increase (decrease) in
      accrued expenses, other
      current and noncurrent
      liabilities                    471,341     (3,769)     (373,663)
                                 -------------------------------------
        Net cash provided by
         operating activities      4,083,239     33,081     3,280,002
                                 -------------------------------------
 INVESTING ACTIVITIES:
   Purchase of property and
    equipment                       (241,255)    (3,312)     (328,364)
   Purchase of
    available-for-sale
    securities                       (92,512)      (883)      (87,524)
   Purchase of short-term and
    other investments                   (148)      (504)      (50,000)
   Proceeds from sales of
    available-for-sale
    securities                          --            0             2
   Proceeds from sales and
    redemption of short-term
    and other investments             49,143        666        66,042
   Investment in equity
    method investee                  (23,520)      --            --
   Payments of guarantee
    deposits                         (66,191)      (273)      (27,025)
   Refund of guarantee deposits        3,451        391        38,775
   Payments for refundable
    insurance policies               (13,297)      (139)      (13,860)
   Refund from insurance
    policies                           3,905       --            --
   Other                                --         --            --
                                 -------------------------------------
        Net cash used in
         investing activities       (380,424)    (4,054)     (401,954)
                                 -------------------------------------
  FINANCING ACTIVITIES:
   Proceeds from issuance of
    short-term borrowings with
    initial maturities over
    three months                   1,625,000      2,521       250,000
   Repayments of short-term
    borrowings with initial
    maturities over
    three months                    (400,000)    (5,799)     (575,000)
   Principal payments under
    capital leases                  (942,700)   (11,156)   (1,106,108)
   Net Increase in short-term
    borrowings with initial
    maturities less than
    three months                  (1,725,000)    (1,260)     (125,000)
   Acquisition of a newly
    controlled company, net of
    cash acquired                      6,000       --            --
   Payments for acquisition of
    treasury stock                      --       (1,069)     (105,992)
                                 -------------------------------------
     Net cash used in financing
      activities                  (1,436,700)   (16,763)   (1,662,100)
                                 -------------------------------------

     EFFECT OF EXCHANGE RATE
      CHANGES ON CASH AND CASH
      EQUIVALENTS                     (9,582)       164        16,329

   NET INCREASE IN CASH AND
    CASH EQUIVALENTS               2,256,533     12,428     1,232,277
   CASH AND CASH EQUIVALENTS,
    BEGINNING OF THE PERIOD        9,214,447     90,323     8,955,447
                                 -------------------------------------
     CASH AND CASH EQUIVALENTS,
      END OF THE PERIOD           11,470,980    102,751    10,187,724
                                 -------------------------------------

 (Note 1) The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 99.15 which was the noon buying rate in New York City for cable transfers in foreign
          currencies as certified for customs purposes by the Federal
          Reserve Bank of New York prevailing as of March 31, 2009.

 (Note 2) The above presentation for the three months ended March 31,
          2008 has been changed to conform to the presentation for the three months ended March 31, 2009.

Note: The following information is provided to disclose Internet Initiative Japan Inc. ("IIJ") financial results (unaudited) for the fiscal year ended March 31, 2009 ("FY2008") in the form defined by the Tokyo Stock Exchange.

 Consolidated Financial Results for the
 Fiscal Year Ended March 31, 2009
 [Under accounting principles generally accepted in the United States
 ("U.S. GAAP")]

 (Amounts of less than JPY one million are rounded)

 1. Consolidated Financial Results for the Fiscal Year
     Ended March 31, 2009
    (April 1, 2008 to March 31, 2009)

 (1) Consolidated Results of Operations        (% shown is YoY change)
 ---------------------------------------------------------------------
                                            Income
                                            before
                                            Income
                                              Tax
                  Total      Operating      Expense         Net
                Revenues      Income       (Benefit)       Income
 ---------------------------------------------------------------------
                 JPY    %    JPY      %    JPY      %    JPY      %
              millions      millions      millions      millions
 Fiscal year
  ended March  69,731  4.3  2,917   (38.7) 2,034  (53.4)  1,419 (72.6)
  31, 2009
 Fiscal year
  ended March  66,835 17.1  4,759    36.0  4,362  (13.6)  5,177  (4.3)
  31, 2008

 ---------------------------------------------------------------------
               Basic    Diluted    Net Income to   Income   Operating
                Net       Net         Total        before     Margin
               Income    Income    Shareholders'  Income Tax   Ratio
                per     per Share     Equity       Expense
               Share                              (Benefit)
                                                  to Total
                                                   Assets
 ---------------------------------------------------------------------
               JPY       JPY            %            %          %
 Fiscal year
  ended March  6,917.87  6,916.85      5.7          3.8        4.2
  31, 2009
 Fiscal year
  ended March 25,099.83 25,072.48     23.0          8.4        7.1
  31, 2008
 ---------------------------------------------------------------------
 (Reference) Equity in net earning (loss) of equity method investees:
             FY2008: JPY 35 millions    FY2007: JPY (143) millions
 (Note) In this document, income before income tax expense (benefit)
        represents income from operations before income tax expense
        (benefit), minority interests and equity in net loss of equity method investees in IIJ's consolidated financial statements for the fiscal year ended March 31, 2009.

 (2) Consolidated Financial Position
 ---------------------------------------------------------------------
                                           Shareholders'
                                           Equity as a   Shareholders'
                             Shareholders' percentage of    Equity
               Total Assets     Equity     Total Assets    per share
 ---------------------------------------------------------------------
               JPY millions  JPY millions       %             JPY
 Fiscal year
  ended March    52,301         25,169        48.1         124,265.27
  31, 2009
 Fiscal year
  ended March    55,703         24,981        44.8         120,984.87
  31, 2008
 ---------------------------------------------------------------------
 (Note) Shareholders' equity, shareholders' equity as a percentage of total assets and shareholders' equity per share are calculated and presented in accordance with U.S. GAAP.

 (3) Consolidated Cash Flow
 ---------------------------------------------------------------------
              Operating    Investing      Financing    Cash and Cash
              Activities   Activities    Activities     Equivalents
                                                          (End of
                                                        the Period)
 ---------------------------------------------------------------------
              JPY millions JPY millions  JPY millions   JPY millions
 Fiscal year
  ended March    8,631        (3,328)       (6,573)        10,188
  31, 2009
 Fiscal year
  ended March    4,538        (5,444)       (1,152)        11,471
  31, 2008
 ---------------------------------------------------------------------

 2. Dividends
 ---------------------------------------------------------------------
                              Dividend per Shares
 ---------------------------------------------------------------------
                1st           2nd          3rd       Year-end  Total
              quarter-end  quarter-end  quarter-end
 ---------------------------------------------------------------------
                 Yen          Yen          Yen         Yen      Yen
 Fiscal year
  ended March
  31, 2008        --        750.00          --      1,000.00  1,750.00
 ---------------------------------------------------------------------
 Fiscal year
  ended March
  31, 2009        --      1,000.00          --      1,000.00  2,000.00
 ---------------------------------------------------------------------
 Fiscal year
   ending March
   31, 2010
   (Target)       --      1,000.00          --      1,000.00  2,000.00

 ---------------------------------------------------------------------

                 Total cash     Payout Ratio    Ratio of Dividends
                 dividends     (consolidated)   to Shareholder's
                for the year                    Equity (consolidated)
 ---------------------------------------------------------------------
                 JPY millions         %                 %
 Fiscal year
  ended March
  31, 2008           361             7.0               1.6
 ---------------------------------------------------------------------
 Fiscal year
  ended March
  31, 2009           409            28.9               1.6
 ---------------------------------------------------------------------
 Fiscal year
  ending March
  31, 2010
  (Target)                          23.8

 ---------------------------------------------------------------------

 3. Target of Consolidated Financial Results for the
    Fiscal Year Ending March 31, 2010
    (April 1, 2009 through March 31, 2010)     (% shown is YoY change)
 ---------------------------------------------------------------------
                     Total Revenues    Operating      Income before
                                         Income        Income Tax
                                                     Expense (Benefit)
 ---------------------------------------------------------------------
                         JPY        %     JPY      %      JPY      %
                       millions         millions        millions
 Interim period ending
  September 30, 2009   33,500      0.7    800   (20.4)    550   (28.2)
 Fiscal year ending
  March 31, 2010       73,000      4.7  3,300    13.1   2,700    32.7
 ---------------------------------------------------------------------
 Net income attributable to IIJ:
   Interim period ending September 30, 2009: JPY300 million
   Fiscal year ending March 31, 2010: JPY1,700 million
 Basic net income per share attributable to IIJ shareholders:
   Interim period ending September 30, 2009: JPY1,481.16
   Fiscal year ending March 31, 2010: JPY8,393.24
 (Note1)"Net income attributable to IIJ" presented above is comparable to the caption "Net income" appearing in the consolidated
        financial statements for fiscal years ended as of or prior to
        March 31, 2009.
 (Note2)Basic net income per share attributable to IIJ shareholder is computed by dividing net income by 202,544 shares (Excluding
        3,934 treasury stock from the 206,478 shares outstanding as of
        March 31, 2009).

 4. Others
 (1) Change of Condition in Consolidated Subsidiaries during the fiscal year ended March 31, 2009
     (Change of Condition in Specific Consolidated Subsidiaries with a Change of Scope of Consolidation): None
 (2) Changes in Significant Accounting and Reporting Policies for
     Consolidated Financial Statements
     1)Changes due to the revision of accounting standards: Yes
     2)Others: Yes
 (3) Number of Shares Outstanding (Shares of Common Stock)
     1) The number of shares outstanding (including treasury stock):
         As of March 31, 2009:  206,478 shares
         As of March 31, 2008:  206,478 shares
     2) The number of treasury stock:
         As of March 31, 2009:  3,934 shares
         As of March 31, 2008:  0 shares
     3) The weighted average number of shares outstanding:
         As of March 31, 2009:  205,165 shares
         As of March 31, 2008:  206,240 shares

CONTACT:  Internet Initiative Japan Inc.
          Investor Relations Office
          Yuko Kazama
          +81-3-5259-6500
          ir@iij.ad.jp
          http://www.iij.ad.jp/en/IR